EXHIBIT 2.1


                          ASSET PURCHASE AGREEMENT


                               BY AND BETWEEN


                              ULTRA PAC, INC.


                                    AND


                       CHARGEURS ACQUISITION COMPANY


                         Dated as of April 22, 2000
===============================================================================



EXHIBITS:
--------
Exhibit A         Form of Supply Agreement
Exhibit B         Form of Non-Competition Agreement
Exhibit C         Form of Consent, Recognition and Attornment Agreement
Exhibit D         Reserved
Exhibit E         Reserved
Exhibit F         Reserved
Exhibit G         Reserved
Exhibit H         Reserved
Exhibit I         Reserved
Exhibit J         Reserved
Exhibit K         Reserved
Exhibit L         Form of Insurance Certificate

SCHEDULES:
---------
Schedule 1.2            Excluded Assets
Schedule 1.4            Reserved
Schedule 1.8 (2)        Net Asset Items
Schedule 1.9(c)         Earn Out Payment Example
Schedule 3.7            Financial Statements
Schedule 3.8            No Material Adverse Change
Schedule 3.9            Tax Matters
Schedule 3.10           Compliance with Laws
Schedule 3.10 (a)       Permits
Schedule 3.11           No Breach
Schedule 3.12           Actions and Proceedings
Schedule 3.13           Contracts
Schedule 3.14           Consents and Approvals
Schedule 3.15.1 (a)     Owned Real Property
Schedule 3.15.1 (b)     Owned Property Title Commitments
Schedule 3.15.2 (a)     Leased Real Property
Schedule 3.15.2 (b)     Leased Property Title Commitments
Schedule 3.15.2 (c)     Lease Defaults
Schedule 3.15.2 (d)     Easements
Schedule 3.15.3         Entire Premises
Schedule 3.16           Intangible Property
Schedule 3.17           Retained Assets
Schedule 3.18           Suppliers and Distributors
Schedule 3.19 (a)       Employee Benefit Plans; Retiree Liability
Schedule 3.20           Insurance
Schedule 3.21           Operations of the Seller
Schedule 3.23           Environmental Matters
Schedule 3.23 A         Facility Permits
Schedule 7.2 (1)        Title Insurance Policy Requirements
Schedule 7.2 (2)        Survey Requirements



                           ASSET PURCHASE AGREEMENT


            ASSET PURCHASE AGREEMENT ("Agreement"), dated as of April 22, 2000, by and between ULTRA PAC, INC. (the "Seller"), a Minnesota corporation, and CHARGEURS ACQUISITION COMPANY (the "Buyer"), a Delaware corporation, relating to the sale by the Seller to the Buyer of the Assets (as defined below) used in the conduct of the Business (as defined in Section 12.1) of the Seller.

            WHEREAS, the Buyer wishes to purchase from the Seller, and the Seller wishes to sell, assign and transfer to the Buyer, the Assets (as defined herein) used or owned by the Seller in connection with the conduct of the Business, and the Buyer has agreed to assume the Assumed Liabilities (as defined herein), upon the terms and conditions hereinafter set forth.

            Certain capitalized terms used in this Agreement have the meanings assigned to them in Section 12 herein.

            Accordingly, the parties agree as follows:

      1.    Sale of Assets and Assumption of Liabilities.

            1.1 Sale of Assets. At the closing provided for in Section 2 (the "Closing") and subject to the terms and conditions of this Agreement, the Seller shall sell to the Buyer, and the Buyer shall purchase from the Seller, all of the properties, assets and rights (other than the Excluded Assets) primarily relating to or used or held for use in connection with the Business as the same may exist on the Closing Date (collectively, the "Assets"), including, without limitation, the following, in each case, primarily with respect to the Business:

                  (a) all machinery, equipment, tools, leasehold improvements, furniture and fixtures and other fixed assets of the Seller (including, but not limited to, any of the foregoing purchased subject to any conditional sales or title retention agreement in favor of any other person);

                  (b) the Owned Real Property and the leasehold interest constituting the Leased Real Property, including therein all rights of Seller and IPC (as defined herein) to the Olympia Marble Lease and any construction-in-progress;

                  (c) all inventories of finished products, raw materials, work-in- progress, goods, spare parts, supplies, replacement and component parts, and office and other supplies owned by the Seller (collectively, the "Inventories");

                  (d) all rights of the Seller in and to products sold or leased by the Seller in the conduct of the Business (including, but not limited to, products hereafter returned or repossessed and unpaid Seller's right of rescission, replevin, reclamation and rights to stoppage in transit);

                  (e) all rights of the Seller under all contracts, including, without limitation, all Contracts (as defined herein), arrangements, licenses, leases, Permits (as defined herein) and other agreements, including, without limitation, any right to receive payment for products sold or services rendered, and to receive goods and services, pursuant to such agreements and to assert claims and take other rightful actions in respect of breaches, defaults and other violations of such contracts, arrangements, licenses, leases and other agreements and otherwise;

                  (f) all prepaid expenses, advance payments and deposits on leases, contracts, including, without limitation, all Contracts and other agreements, paid by the Seller or any Predecessor;

                  (g) all notes receivable held by the Seller (without any guaranty of collectibility from the Seller) and all notes, bonds and other evidences of indebtedness of and rights to receive payments from any person held by the Seller;

                  (h) subject to the provisions of Section 1.2(b) below, all Intellectual Property (including the rights conveyed to the Buyer in Section 5.13 of this Agreement) and all rights thereunder or in respect thereof primarily relating to or used in or held for use in connection with the Business (including Intellectual Property rights under research or development) by the Seller, including but not limited to, rights to sue for and remedies against past, present and future infringements or misappropriations thereof, all income, royalties, damages and payments due or payable at the Closing or thereafter (including, without limitation, damages or payments for past or future infringements or misappropriations thereof), any and all corresponding rights that, now or hereafter, may be secured, and rights of priority and protection of interests therein under the laws of any jurisdiction worldwide and all tangible embodiments thereof (together with all Intellectual Property rights included in the other clauses of this Section 1.1, the "Intellectual Property Assets");

                  (i) all books, records, manuals and other materials (in any form or medium), including, without limitation, all records and materials maintained at the headquarters or other locations of the Seller, advertising matter, catalogues, price lists, correspondence, mailing lists, lists of customers, distribution lists, photographs, production data, sales and promotional materials and records, purchasing materials and records, personnel records, manufacturing and quality control records and procedures, blueprints, research and development files, records, data and laboratory books, Intellectual Property disclosures, media materials and plates, accounting records, sales order files and litigation files;

                  (j) to the extent their transfer is permitted by law, all Permits and Environmental Permits, including all applications therefor;

                  (k) all rights to causes of action, choses in action, lawsuits, judgments, claims (including insurance claims, to the extent that the Buyer is added as an additional insured under insurance policies or assigned rights thereto pursuant to Section 5.7 hereof or otherwise has rights under such policies pursuant to this Agreement) and demands of any nature available to or being pursued by the Seller or any Predecessor with respect to the Business or the ownership, use, function or value of any Asset, whether arising by way of counterclaim or otherwise;

                  (l) all guarantees, warranties, indemnities and similar rights in favor of the Seller, any Predecessor or Ivex with respect to any Assets;

                  (m) all interest in and to all rights and benefits accruing in the Seller as lessee under all leases and rental agreements covering machinery, equipment, tools, supplies, furniture or other fixed assets;

                  (n) all of the Seller's right, title and interest in and to all goodwill relating to the Business throughout the world;

                  (o) all of the outstanding capital stock of the Mexican Subsidiary; and

                  (p) all other tangible, intangible and inchoate property and rights relating to the Business.

            1.2 Excluded Assets. The Seller will retain and not transfer, and the Buyer will not purchase or acquire, the following assets
(collectively, the "Excluded Assets"):

                  (a) amounts representing Tax assets of any nature including, without limitation, refunds of any Taxes attributable to periods prior to Closing and any Tax attributes, such as Tax loss carryforwards of the Seller; and, for the avoidance of doubt, such amounts shall be excluded from the Closing Date Balance Sheet;

                  (b) subject to the provisions of Section 5.13 hereof, any right, title or interest in the names "Ivex" and "Ultra Pac" or any part or variation of such names or anything confusingly similar thereto;

                  (c) all accounts receivable not set forth on the Closing Date Balance Sheet, customer lists and other goodwill, in each case, to the extent relating to the Seller's cohesive packaging business;

                  (d)   cash as of the Closing Date;

                  (e)   fee interest to Bellwood facility;

                  (f)   all Tax Returns and Tax records of the Seller; and

                  (g) assets not primarily relating to the Business, including, without limitation, those assets listed on Schedule 1.2 hereto.

            Any asset, property or right of the Seller owned, used or held primarily for use in the conduct of the Business and omitted from the definition of "Excluded Assets" shall be included in the definition of "Assets." The parties covenant and agree that they shall promptly take all action reasonably required, either before or after the Closing to convey the Assets to the Buyer in accordance with the terms of this Agreement.

            1.3   Assumption of Liabilities

            Subject to the terms and conditions set forth herein, at the Closing, the Buyer shall assume, and agree to pay, honor and discharge when due, all of the following liabilities relating to the Business and the Assets (collectively, the "Assumed Liabilities"):

                  (1) any and all liabilities, obligations and commitments relating to the Business or the Assets that are (x) reflected in the Closing Date Balance Sheet, or (y) otherwise assumed under the provisions of this Agreement; and

                  (2) any and all liabilities, obligations and commitments (whether accrued, absolute or contingent, whether known or unknown) arising out of the Business or the operation of the Assets prior to the Closing Date, including, without limitation, (i) any and all liabilities, obligations and commitments arising from the Contracts set forth on
Schedule 3.13 and (ii) subject to Section 1.4, all liabilities arising under Environmental Laws from the conduct of the Business or the ownership, lease or operation of the Assets prior to the Closing Date.

            Subject to the terms and conditions set forth herein, and in addition to and not in limitation of the assumption of the Assumed Liabilities by the Buyer, the Buyer shall be solely responsible for the timely payment or other satisfaction of all of the liabilities, obligations and commitments arising in connection with the conduct of the Business or the use, ownership or operation of the Assets on and after the Closing Date. No Tax liabilities of the Seller or its Affiliates arising prior to the Closing Date shall be included, or be deemed to be included, within the definition of the Assumed Liabilities.

            Section 1.4 Excluded Liabilities. Notwithstanding the provisions of Section 1.3 or any other provision hereof or any Schedule or Exhibit hereto and regardless of any disclosure to the Buyer, the Buyer shall not assume any of the following liabilities, obligations or commitments (whether accrued, absolute or contingent, whether known or unknown, whether disclosed or not disclosed, whether due or to become due and whether arising from the Assets or otherwise) of the Seller or its Affiliates (all such liabilities, the "Excluded Liabilities"): (i) all bank and other indebtedness of the Seller and its Affiliates, except to the extent expressly set forth on the Closing Date Balance Sheet; (ii) any and all liabilities and obligations arising under Environmental Laws with respect to the Bellwood facility; (iii) any and all liabilities and obligations arising under Environmental Laws with respect to the Newton facility; provided, however, that if Buyer or any Affiliate of Buyer acquires title to such facility pursuant to the terms and conditions of the New Sublease, then all of these liabilities shall become, in accordance with Section 10.6(b) hereof, "Assumed Liabilities" for all purposes of this Agreement; (iv) any and all liabilities and obligations relating to or arising from all bonuses, incentive and similar payments payable to the employees or consultants of the Seller or Ivex in connection with the sale of the Assets and the Business and the consummation of the Contemplated Transactions; (v) any and all liabilities and obligations relating to or arising from workers' compensation claims of the employees of the Seller arising prior to the Closing Date; (vi) any and all liabilities and obligations relating to or arising from the businesses conducted by the Seller and its Affiliates (including therein the consumer packaging business distributed by Seller to IPC pursuant to the Distribution Agreement) other than the Business or the Assets; and (vii) (A) except as otherwise provided in this Agreement, any liability of the Seller for income, capital gains, franchise, transfer, sales, use and other Taxes (as defined herein) whether or not relating to the Business and whether or not incurred prior to the Closing or (B) any liability of the Seller for the unpaid Taxes of any Person, including Taxes imposed on the Seller as a transferee or successor, by contract, or otherwise; and (viii) any and all liabilities relating to or arising from all intercompany indebtedness and accounts owed by the Business to the Seller or its Affiliates.

            Section 1.5 Consent of Third Parties. Notwithstanding anything to the contrary in this Agreement, this Agreement shall not constitute an agreement to assign or transfer any Permit, Environmental Permit, instrument, Contract, lease, or other agreement or arrangement or any claim, right or benefit arising thereunder or resulting therefrom if an assignment or transfer or an attempt to make such an assignment or transfer without the consent of a third party or governmental or regulatory body would constitute a breach or violation thereof or affect adversely the rights of the Buyer or the Seller thereunder, and any transfer or assignment to the Buyer by the Seller of any interest under any such Permit, Environmental Permit, instrument, Contract, lease or other agreement or arrangement that requires the consent of a third party shall be made subject to such consent or approval being obtained. In the event any such consent or approval is not obtained by the Seller as contemplated by Section 7.12 on or prior to the Closing Date, the Seller, if the Closing shall have occurred, shall continue to use all reasonable efforts to obtain any such approval or consent after the Closing Date. Until such time as such consent or approval has been obtained, the Seller and each of its Affiliates will cooperate with the Buyer in any lawful and commercially practicable arrangement to provide that the Buyer shall receive the interests of the Seller and its Affiliates, as the case may be, in the benefits under any such instrument, contract, lease, Permit, Environmental Permit, or other agreement or arrangement, including performance by the Seller and its Affiliates, as the case may be, as agent. Nothing in this
Section 1.5 shall be deemed a waiver by the Buyer of its right to have received on or before the Closing Date an effective assignment of all of the Assets nor shall this Section 1.5 be deemed to constitute an agreement to exclude from the Assets any assets described under Section 1.1.

            1.6 Purchase Price. The Assets will be purchased by the Buyer from the Seller on the Closing Date (as defined in Section 2.1), and subject to the terms and conditions of this Agreement, for an aggregate purchase price (the "Base Purchase Price") of One Hundred Thirteen Million United States Dollars (U.S. $113,000,000) payable as provided in Section 1.7, and subject to adjustment in accordance with Sections 1.8 and 1.9 hereof (the Base Purchase Price, as so adjusted, the "Purchase Price").

            1.7 Payments at the Closing. At the Closing, the Base Purchase Price, net of the funds of the Buyer (if any) that are required to be deposited in the escrow account established pursuant to the Troy Escrow Agreement, as defined herein, shall be paid by the Buyer to the Seller in cash by wire transfer of immediately available funds.


            1.8   Base Purchase Price Adjustment.

                  (1) The Base Purchase Price shall be adjusted after the Closing Date as follows:

            If the amount of net assets (being the difference between assets and liabilities), exclusive of goodwill ("Closing Net Assets"), reflected on the Closing Balance Sheet (as defined below), is greater than Forty-four million five hundred thousand United States Dollars ($44,500,000), the Base Purchase Price shall be increased by an amount equal to the difference between the amount of such Closing Net Assets and $44,500,000. If the amount of Closing Net Assets is less than $44,500,000, the Base Purchase Price shall be decreased by an amount equal to the difference between Closing Net Assets and $44,500,000.

            (This adjustment is hereinafter referred to as the "Net Assets Adjustment")

            The Buyer shall pay to the Seller or Seller shall pay to the Buyer, as the case may be, an amount in cash equal to the Net Assets Adjustment within fifteen (15) days after the finalization of the Closing Balance Sheet (as hereinafter defined).

                  (2) Within ninety (90) days after the Closing Date, the Buyer shall prepare an audited consolidated balance sheet of the Business as of the Closing Date but immediately prior to the Closing (the "Draft Closing Balance Sheet") containing the items listed on Schedule 1.8(2) hereto. The Draft Closing Balance Sheet will fairly present the items listed on Schedule 1.8(2) hereto as of the Closing Date and, except as noted on Schedule 1.8(2), shall be prepared in accordance with GAAP applied on a basis consistent with that of the Financial Statements (as defined in Section 3.7). With respect to the preparation of the Draft Closing Balance Sheet, subject to Schedule 1.8(2), no change in accounting principles shall be made from those utilized in preparing the Financial Statements and the Balance Sheet including, without limitation, with respect to the nature of accounts, or the determination of the level of reserves or level of accruals. For purposes of the preceding sentence, "changes in the accounting principles" include all changes in accounting principles, policies, practices, procedures or methodologies with respect to financial statements, their classification or their display, as well as all changes in practices, methods, conventions or assumptions (unless required by objective changes in underlying events) utilized in making accounting estimates. Buyer and Seller shall use their best efforts to complete a physical count of the Inventories on or before the close of business on the Closing Date. Buyer's independent certified public accountants ("Buyer's Accountants") and the Seller's independent certified public accountants ("Seller's Accountants") shall be entitled to participate in, observe and review such audit of the inventory. The Draft Closing Balance Sheet (together with any work papers or other such items as the Seller shall reasonably request) shall be delivered in written form to the Seller not more than ninety (90) days after the Closing Date and shall become final and binding upon the parties unless the Seller gives written notice of its disagreement (a "Notice of Disagreement") to the Buyer within thirty (30) days after receiving the Draft Closing Balance Sheet specifying the Seller's disagreement with the Draft Closing Balance Sheet. If a Notice of Disagreement is received by the Buyer in a timely manner, then the Draft Closing Balance Sheet shall become final and binding upon the parties on the earlier of (x) the date the Seller and the Buyer resolve in writing any differences they may have with respect to any matter specified in the Notice of Disagreement and (y) the date any Disputed Matters (as hereinafter defined) are finally resolved in writing by the Arbitrator (as hereinafter defined). Any such Notice of Disagreement shall state in reasonable detail the nature of any disagreement so asserted. During a period of thirty (30) days following the date of the Notice of Disagreement, the Seller and Buyer shall promptly attempt to resolve in writing any differences that they may have with respect to any matter specified in the Notice of Disagreement. If, at the end of such thirty (30) day period, amounts remain in dispute, then all such matters as specified in the Notice of Disagreement as to which such written agreement has not been reached (the "Disputed Matters") shall be submitted to arbitration. All of the costs and expenses of preparing the Draft Closing Balance Sheet shall be borne by the Buyer.

            In the event a Disputed Matter is submitted to arbitration for review by an arbitrator (the "Arbitrator"), and the Buyer and the Seller are unable to agree upon the identity of the Arbitrator, the Seller and the Buyer shall each select one of the "Big Five" accounting firm having no other relationship with any party hereto during the past two (2) years and such accountants shall agree upon the identity of the Arbitrator, and if such accountants cannot agree as to the identity of the Arbitrator, then each accounting firm shall select one nominee and the Arbitrator shall be chosen by lot. The fees and expenses of the Arbitrator with respect to the settlement of all Disputed Matters shall be borne equally by Buyer, on one hand, and the Seller, on the other hand. The Arbitrator shall determine, based solely on the provisions of this Section 1.8 and the presentations by the Seller and the Buyer, and not by independent review, only those issues still in dispute and only as to whether such amounts were arrived at in conformity with GAAP applied on a basis consistent with that of the Financial Statements (except as noted on Schedule 1.8(2)), and Section 1.8(2) hereof. The Arbitrator's determination shall be made within thirty
(30) days of the Arbitrator's selection, shall be set forth in a written statement delivered to the Seller and the Buyer and shall be final, binding and conclusive.

                  (3) As used herein, "Closing Balance Sheet" shall refer to the Draft Closing Balance Sheet in the form in which it becomes final in accordance with the foregoing procedure.

                  (4) Prior to Closing, Buyer and Seller shall agree on the allocation of the portion of the Purchase Price (as may be adjusted pursuant to Section 1.8 only) that is allocable to real estate, equipment, machinery, fixtures, furniture, vehicles, leasehold improvements, trademarks and know-how and the stock of the Mexican Subsidiary. Within fifteen (15) days following the finalization of the Closing Date Balance Sheet, Buyer and Seller shall agree upon the allocation of the balance of the Purchase Price among the remaining Assets. All such allocations shall be made in accordance with the principles of Section 1060 of the Code. Buyer and Seller agree to file all Tax Returns in a manner that is consistent with such allocations, and to take no position that is inconsistent with such allocations in any audit or other proceeding.

            1.9   Earn-Outs.

                  (a) Earn-Out Payments. In addition to the payment of the Base Purchase Price as provided for herein (as adjusted pursuant to Section 1.8), the Buyer shall pay to the Seller, as additional consideration for the sale of the Assets and the Business, subject to the terms and conditions set forth in this Section 1.9, an additional amount (an "Earn-Out Payment") in cash in accordance with the following terms:

                        (i) in the event that, with respect to the Business, earnings before interest, taxes, depreciation and amortization ("EBITDA") for the fiscal year ending December 31, 2000 ("Fiscal 2000") equals at least $15,216,000 (the "Fiscal 2000 Target"), the Buyer shall pay to the Seller an amount of $1,000,000 in cash;

                        (ii) in the event that, with respect to the Business, EBITDA for the fiscal year ending December 31, 2001 ("Fiscal 2001") equals at least $19,306,000 (the "Fiscal 2001 Target"), the Buyer shall pay to the Seller an amount of $1,000,000 in cash (in addition to any Earn-Out Payment that may be payable with respect to Fiscal 2000 pursuant to subsection
(a)(i) above); and

                        (iii) in the event that, with respect to the Business, EBITDA for the fiscal year ending December 31, 2002 ("Fiscal 2002") equals at least $22,213,000 (the "Fiscal 2002 Target," and together with the Fiscal 2000 Target and the Fiscal 2001 Target, sometimes collectively referred to herein as the "Earn-Out Targets"), the Buyer shall pay to the Seller an amount of $1,000,000 in cash (in addition to any Earn-Out
Payments that may be payable with respect to Fiscal 2000 and Fiscal 2001 pursuant to subsections (a)(i) and (a)(ii) above).

            The Buyer and Seller agree and acknowledge that EBITDA shall be determined in accordance with the provisions of Section 1.9(d), and shall only include EBITDA generated from the conduct of the Business by the Buyer after the Closing Date, and shall not include any EBITDA generated by operations of the Buyer not involving the Business. In the event that Buyer shall transfer any material portion of the Assets or any material portion of the Business to an Affiliate, EBITDA generated by such Affiliate as a result of the operations of such Assets or the conduct of such portion of the Business shall be included in the Business' EBITDA. If Buyer shall transfer any material portion of the Assets or any material portion of the Business to a third party other than an Affiliate of the Buyer and such transfer has an effect on the Business' EBITDA, then at the request of Buyer or Seller, Buyer and Seller shall negotiate in good faith with a view to agreeing on new Earn-Out Targets that will reflect the impact of such transfer on EBITDA. EBITDA shall be calculated without giving effect to extraordinary items (including extraordinary gains and losses) as contemplated by GAAP or other one-time charges or gains, such as, with respect to charges, "restructuring charges." The Business's EBITDA may be reduced by reasonable charges or allocations from Buyer or its Affiliates that reasonably primarily benefit the Business.

                  (b) Partial Earn-Out Payments. If, in any of Fiscal 2000, Fiscal 2001 or Fiscal 2002, the respective Earn-Out Targets attributable to such years are not satisfied but at least 90% of the applicable Earn-Out Target shall have been reached, the Seller shall nevertheless be entitled to be paid that portion of the full Earn-Out Payment (that would otherwise have been payable with respect to such fiscal year) equal to the sum of (x) $500,000 and (y) the amount which is obtained by the product of (i) $50,000 and (ii) the number of percentage points (not to exceed ten) by which the amount obtained by dividing (A) actual EBITDA for such fiscal year by (B) the Earn-Out Target for such fiscal year exceeds 90 percentage points.

                  (c) Make-Up Earn-Out Payments. Notwithstanding the provisions of Section 1.9(a) (i), (ii) and (iii) above, in the event that any of the Earn-Out Payments (or any portion thereof, pursuant to subsection (b) above) provided for above are not actually paid as a result of the failure to satisfy any of the respective Earn-Out Targets, but the sum of EBITDA for each of Fiscal 2000, Fiscal 2001 and Fiscal 2002 shall represent at least 90% of the sum of the Earn-Out Targets (such ratio, the "Final EBITDA Ratio"), such amounts not actually paid shall be paid subsequent to Fiscal 2002 (on the date determined pursuant to Section 1.9(d) below) in an amount equal to the difference between: (x) the sum of $1,500,000 plus the product of (i) $150,000 and (ii) the number of percentage points (not to exceed ten) by which the Final EBITDA Ratio exceeds 90 percentage points, and (y) the sum of the Earn-Out Payments or partial Earn-Out Payments, as the case may be, previously paid or owing.
Schedule 1.9(c) sets forth an example of such calculation.

                  (d) Within ninety (90) days after the end of each of Fiscal 2000, Fiscal 2001 and Fiscal 2002, the Buyer shall cause to be prepared an audited income statement (the "Statement") setting forth EBITDA for such year, as well as the information used in determining such EBITDA. The Statement shall be prepared in accordance with GAAP. The Seller shall then have thirty (30) days, following the receipt thereof, to review the Statement, and the Statement will become final and binding upon the parties unless the Seller gives written notice of its disagreement (a "Statement Notice of Disagreement") to the Buyer within thirty (30) days after receiving the Statement specifying the Seller's disagreement with the Statement. If a Statement Notice of Disagreement is received by the Buyer in a timely manner, then the Statement shall become final and binding upon the parties on the earlier of (x) the date the Seller and the Buyer resolve in writing any differences they may have with respect to any matter specified in the Statement Notice of Disagreement and (y) the date any Statement Disputed Matters (as hereinafter defined) are finally resolved in writing by the Arbitrator (as hereinafter defined). Any such Statement Notice of Disagreement shall state in reasonable detail the nature of any disagreement so asserted. During a period of thirty (30) days following the date of the Statement Notice of Disagreement, the Seller and Buyer shall promptly attempt to resolve in writing any differences that they may have with respect to any matter specified in the Statement Notice of Disagreement. If, at the end of such thirty (30) day period, any amounts remain in dispute then all such matters as specified in the Statement Notice of Disagreement as to which such written agreement has not been reached (the "Statement Disputed Matters") shall be submitted to arbitration. All of the costs and expenses of preparing the Statement shall be borne by the Buyer.

            In the event a Statement Disputed Matter is submitted to arbitration for review by an arbitrator (the "Statement Arbitrator"), if the Buyer and the Seller are unable to agree upon the identity of the Statement Arbitrator, the Seller and the Buyer shall each select one of the "Big Five" accounting firm having no other relationship with any party hereto during the then previous two (2) years and such accountants shall agree upon the identity of the Statement Arbitrator, and if such accountants cannot agree as to the identity of the Statement Arbitrator, then each accounting firm shall select one nominee and the Statement Arbitrator shall be chosen by lot. The fees and expenses of the Statement Arbitrator with respect to the settlement of all Statement Disputed Matters shall be borne equally by the Buyer and the Seller. The Statement Arbitrator's determination shall be made within thirty (30) days of the Statement Arbitrator's selection, shall be set forth in a written statement delivered to the Seller and the Buyer and shall be final, binding and conclusive.

            The Buyer shall pay to the Seller the Earn-Out Payment as calculated and finally determined in accordance with this Section 1.9 within thirty (30) days after such final determination.

                  (e) Interest. Interest, payable by the Buyer, shall accrue on the amount of each Earn-Out Payment or any payment pursuant to
Section 1.9(c) (without duplication) at a rate per annum of 7.0% from and after the Closing Date to the date such Earn- Out Payment is made.

      2.    The Closing.

            2.1 Closing; Closing Date. The Closing of the sale and purchase of the Assets contemplated hereby shall take place (a) at the offices of Skadden, Arps, Slate, Meagher & Flom, Four Times Square Plaza, New York, New York 10036 as soon as practicable following satisfaction or waiver of all of the conditions set forth in Sections 6, 7 and 8 hereof, but in no event later than May 31, 2000 (unless extended by the Seller and the Buyer in writing), or (b) at such other place, time or date as the Buyer and the Seller agree in writing. The time and date upon which the Closing occurs is herein called the "Closing Date."

      3. Representations and Warranties of the Seller. The Seller represents and warrants to the Buyer as provided in this Section 3:

            2.1 Due Incorporation and Authority.

                  (1) Each of the Seller and Ivex de Mexico S.A. de C.V. (the "Mexican Subsidiary") is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to own, lease and operate its respective properties and to carry on its respective businesses as now being conducted, except where the failure to be so organized, existing and in good standing or to have such power and authority would not have a material adverse effect on the Seller's ability to consummate the transactions contemplated hereby (the "Contemplated Transactions").

                  (2) The Seller has full corporate power and authority to execute and deliver this Agreement and to consummate the Contemplated Transactions. The execution, delivery and performance by the Seller of this Agreement and the consummation of the Contemplated Transactions have been duly authorized by the Board of Directors of the Seller, and no other corporate action on the part of the Seller is necessary to authorize the execution and delivery by the Seller of this Agreement or the consummation of the Contemplated Transactions. No vote of, or consent by, the holders of any class or series of capital stock issued by the Seller or Ivex is necessary to authorize the execution and delivery by the Seller of this Agreement or the consummation of the Contemplated Transactions.

            3.2 Execution, Validity of Agreement. This Agreement has been duly executed and delivered by the Seller, and assuming due and valid authorization, execution and delivery hereof by the Buyer, is a valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar laws of general application affecting enforcement of creditors' rights generally and (b) the availability of the remedy of specific performance or injunctive or other forms of equitable relief may be subject to equitable defenses and would be subject to the discretion of the court before which any proceeding therefor may be brought.

            3.3 Capitalization of Mexican Subsidiary. The Mexican Subsidiary is authorized to issue 1,000 shares of common stock, of which 1,000 shares are issued and outstanding. All of such shares have been duly authorized and validly issued and are outstanding as fully-paid and non-assessable shares. All of such outstanding shares are owned by the Seller (except for director qualifying shares) and, as of the Closing Date, shall be owned by the Seller free and clear of any Liens. There are no shareholders' agreements, pooling agreements, voting trusts or other agreements or understandings with respect to the voting of such shares. No other class of shares of the Mexican Subsidiary is issued or outstanding. The stock certificates, stock powers, endorsements, assignments and other instruments to be delivered by the Seller to the Buyer at the Closing will effectively vest in the Buyer good title to all the shares of the Mexican Subsidiary, free and clear of all Liens, except restrictions on transfer imposed by the Securities Act, any applicable state securities laws and any applicable securities laws under the laws of Mexico. There is no outstanding right, subscription, warrant, call, pre-emptive right, option, or other agreement of any kind to purchase or otherwise to receive from the Mexican Subsidiary any of the outstanding, authorized but unissued, unauthorized or treasury shares or any other security of the Mexican Subsidiary, and there is no outstanding security of any kind convertible into any such capital stock.

            3.4   Reserved.

            3.5   Reserved.

            3.6 Articles of Incorporation and Bylaws. Seller has provided Buyer with true, complete and accurate copies of the Mexican Subsidiary's Articles of Association and By- laws (certified by the Mexican Subsidiary's secretary), as in effect on the date hereof.

            3.7 Financial Statements. (1) True and complete copies of the audited consolidated balance sheets of Ivex (as defined herein) as at December 31, 1999 and December 31, 1998, together with consolidated statements of operations, consolidated statements of changes in stockholders' equity and cash flows for each of the two fiscal years ended December 31, 1999 and December 31, 1998, all as audited by PricewaterhouseCoopers LLP whose reports thereon are included therein (collectively, the "Financial Statements"), are included in Schedule 3.7 hereto. The Financial Statements have been prepared from the books and records of Ivex, have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be stated in the notes thereto) and fairly present in all material respects the consolidated financial position and the consolidated results of operations and cash flows (and changes in financial position, if any) of Ivex as at the dates and for the periods referred to therein. The unaudited consolidated balance sheets of the Seller as of December 31, 1999 and 1998, and the related unaudited consolidated statements of income and changes in financial position for the years then ended, fairly present in all material respects the financial position of the Seller as at such dates and the results of operations of the Seller for such respective periods, in each case in accordance with GAAP consistently applied for the periods covered thereby. (The foregoing unaudited financial statements of the Seller as of and for December 31, 1999 and December 31, 1998, are sometimes herein called the "Unaudited Financials".)

                  (2) The unaudited consolidated balance sheet of the Seller as of March 31, 2000 and the related unaudited consolidated statement of income and changes in financial position for the three (3) months then ended fairly present in all material respects the financial position of the Seller as at such date and the results of operations of the Seller for the three (3) months then ended, in each case in accordance with GAAP applied on a basis consistent with that of the Financial Statements (subject to normal year-end adjustments) and with all interim financial statements of the Seller in respect of the fiscal year ended December 31, 1999. (The foregoing unaudited financial statements of the Seller as of March 31, 2000 and for the three (3) months then ended are sometimes herein called the "Interim Financials," the balance sheet included in the Interim Financials is sometimes herein called the "Balance Sheet" and March 31, 2000 is sometimes herein called the "Balance Sheet Date".)

            3.8 No Material Adverse Change. Except as set forth on Schedule
3.8 hereto, since December 31, 1999, no material adverse effect has occurred nor has there been any damage, destruction or loss which could have or has had a material adverse effect whether or not covered by insurance.

            3.9   Tax Matters.Except as set forth on Schedule 3.9:

                  (a) Tax Returns. All material federal, state, and local Tax Returns required to be filed by Seller have been filed with the governmental or regulatory bodies in all jurisdictions in which such Tax Returns are required to be filed. All Tax Returns filed by Seller are true, correct and complete in all material respects and are in compliance with all applicable laws. All amounts shown as due with respect thereto have been paid. Seller has not received any written notice of assessment or intention to assess from any taxing authority, and to Seller's knowledge, none of its Tax Returns are currently under examination or audit.

                  (b) Tax Liabilities on Assets. Seller has no material Tax liabilities or Tax liens of any nature, whether accrued, absolute, contingent or otherwise (including, without limitation, liabilities as guarantor or otherwise with respect to Tax obligations of others, or liabilities for Taxes due or accrued) which will encumber the Assets after the Closing.

                  (c) U.S. Person. The Seller is a United States person within the meaning of I.R.C.ss.7701(a)(30).

                  (d) Withholding Tax. The sale of the Assets by the Seller to the Buyer pursuant to this Agreement is not subject to the withholding tax provisions of subchapter A of Chapter 3 of the Code..

            3.10 Compliance with Laws. Except as set forth on Schedule 3.10, the Seller and IPC and PPI (to the extent IPC and PPI owned or operated the Business and the Assets) (IPC and PPI, and the entity or entities of which they are the successors are, to the foregoing extent, hereafter referred to as the "Predecessors") have complied, since the beginning of the Statute of Limitations Period, in a timely manner with all Laws except for violations or failures so to comply, if any, that are not reasonably expected to have a material adverse effect. Schedule 3.10 (a) sets forth all licenses, permits, consents, orders, approvals, registrations with or from any governmental or regulatory body, that are necessary or appropriate to conduct the Business or operate the Assets (collectively, "Permits") except those Permits where the failure to have such a Permit would not have a material adverse effect. All Permits of the Seller are in full force and effect and there are, or, with respect to the Predecessors, there were no violations of any Permit, except for violations that would not have a material adverse effect. Notwithstanding the foregoing, this Section 3.10 shall not apply to Environmental Laws (as defined in Section 3.23 hereof) and any Permits required thereunder, which are exclusively the subject of the representations contained in Section
3.23 hereof. All Permits of the Predecessors have been properly transferred to, or reissued in the name of, Seller except where any such failure to do so would not reasonably be expected to have a material adverse effect.

            3.11 No Breach. Except as set forth on Schedule 3.11 hereto, the execution, delivery and performance of this Agreement by Seller and the consummation of the Contemplated Transactions will not (i) violate, conflict with or result in the breach of any provision of the Articles of Incorporation or Bylaws of the Seller; (ii) violate or result in the breach of any of the terms of, result in a modification of, or otherwise give any other contracting party the right to terminate, or declare a default under, any Contract (as defined below); (iii) violate any order, writ, judgment, injunction, award or decree of any court, arbitrator or governmental or regulatory body against, or binding upon, the Business or the Assets; (iv) violate any Law applicable to the Business or the Assets; or (v) violate or result in the revocation or suspension of any Permit, excluding from the foregoing clauses (ii), (iii), (iv) and (v) such violations, breaches or defaults which would not have a material adverse effect.

            3.12 Actions and Proceedings. Except as set forth on Schedule
3.12 hereto, there are no outstanding orders, judgments, injunctions, awards or decrees of any court, arbitrator or governmental or regulatory body relating to the Business or the Assets and there are no actions, suits or legal or administrative proceedings pending, or to the knowledge of the Seller, threatened against or involving the Business or the Assets, except for any orders, judgments, injunctions, awards, decrees, actions, suits or proceedings which would not have a material adverse effect.

            3.13 Contracts. Schedule 3.13 sets forth a complete and correct list of all of the written and oral contracts, arrangements and agreements (other than purchase orders, receivables and trade payables in the ordinary course of business) to which the Seller is a party with an annual value (or with respect to guaranties, potential value) in excess of $100,000 and which relate to the conduct of the Business or the use or operation of the Assets (the "Contracts"): (i) contracts with any current or former officer, director, shareholder, employee or consultant; (ii) contracts with any labor union or association representing any employee; (iii) contracts with any person to manufacture, sell, distribute, broker or otherwise market any of the products sold or marketed in the conduct of the Business; (iv) contracts for the sale of any Assets other than in the ordinary course of business or for the grant to any person of any option or preferential rights to purchase any Assets; (v) joint venture, partnership and other similar agreements; (vi) contracts containing covenants not to compete in any line of business or with any person in any geographical area or covenants of any other person not to compete with the Seller in any line of business or in any geographical area; (vii) contracts relating to the acquisition by the Seller of any operating business or the capital stock of any other person; (viii) contracts relating to the borrowing of money; (ix) contracts obligating the Seller to guaranty or otherwise support the liabilities or obligations of any other person; (x) contracts relating to the ownership, operation or use of any real property; or (xi) any other contracts pursuant to the terms of which there is either a current or future obligation of the Seller to make or receive payments in excess of $100,000. There have been made available to the Buyer true and complete copies of all of the Contracts. All of such Contracts are valid and binding upon the Seller in accordance with their terms, the Seller is not in default under any of such Contracts, nor is any other party to any such Contract in default thereunder, except for any default which would not have a material adverse effect.

            The Predecessors obtained all consents and approvals necessary in order for all contracts relating to the Business or the Assets (including therein the Contracts) to be validly assigned to Seller and to be enforceable by Seller against the other party (or parties) thereto, except where the failure to obtain such consents and approvals would not reasonably be expected to have a material adverse effect.

            3.14 Consents and Approvals. Except pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and except as set forth on Schedule 3.14 hereto, and except where the failure to obtain such consents or approvals or make such filings or notices would not have a material adverse effect, the execution and delivery by the Seller of this Agreement and the performance by the Seller of its obligations hereunder do not require the Seller or Ivex to obtain any consent or approval of, or make any filing with or give any notice to, any governmental or regulatory body (collectively, the "Required Consents"). The Predecessors obtained all consents and approvals necessary in connection with the contribution of the Business to the Seller pursuant to the Contribution Agreements, except where the failure to obtain such consents and approvals would not reasonably be expected to have a material adverse effect.

            3.15  Real Estate.

                  3.15.1 Ownership of Real Property. The Seller has good and marketable title to the land described in Schedule 3.15.1(a) hereto and to all of the buildings, structures and other improvements located thereon (collectively, the "Owned Real Property"), free and clear of any Liens or other matters affecting title except (i) for the security interests of the Seller's lenders that will be released simultaneously with the Closing,
(ii) as disclosed by the commitments from Chicago Title Insurance Company attached hereto as Schedule 3.15.1(b) (the "Owned Property Title Commitments") to issue a title insurance policy with respect to the Owned Real Property; (iii) Liens for current taxes and assessments not yet due and payable or that are being contested in good faith so long as such contest does not involve any material danger of sale, forfeiture, loss of any assets or claims against the Seller; (iv) for the security interests of the City of Troy, Ohio that will be released simultaneously with the Closing and (v) easements, rights of way, restrictions (including zoning restrictions), restrictive covenants, matters of plat, minor defects or irregulatories in title or other similar charges or encumbrances which do not have a material adverse effect on the use of the Real Property.

                  3.15.2 Leased Properties and Easements. (1) All leases and subleases pursuant to which the Seller leases real property as lessor or lessee are set forth on Schedule 3.15.2(a) (the "Leased Real Property," and together with the Owned Real Property sometimes collectively referred to as the "Real Property"). A commitment from Chicago Title Insurance Company to issue a leasehold title policy with respect to the Leased Real Property is attached hereto as Schedule 3.15.2(b) (the "Leased Property Title Commitment" and, together with the Owned Property Title Commitments, the "Title Commitments").

                        (2)   All leases and subleases referred to in clause
(1) above are valid, binding and enforceable in accordance with their terms and are in full force and effect. Except as set forth on Schedule 3.15.2(c) , the Seller is not in material default under any such lease or sublease, nor, to the knowledge of the Seller, is any other party to any such lease or sublease in material default thereunder.

                        (3) Except as set forth on Schedule 3.15.2(d) or as disclosed on the Title Commitments, there are no contracts, licenses, rights-of-way, servitudes or easements of any type whatsoever
(collectively, the "Easements") under which the Seller uses or occupies or has the right to use or occupy, now or in the future, any real property owned by third parties.

                  3.15.3 Entire Premises. Except as set forth on Schedule 3.15.3, all of the land, buildings and structures used by the Seller in the conduct of the Business or the operation of the Assets are included in the Real Property. Except as set forth on Schedule 3.15.3, all of the machinery, equipment and fixtures used by the Seller in the conduct of the Business or the operation of the Assets at the Leased Real Property are included in the Assets.

                  3.15.4 Additional Real Property Rights. The Owned Real Property shall be deemed to include the following other property, rights and easements, with respect to each parcel of Owned Real Property:

                        (1) All machinery, equipment and fixtures of every kind and nature whatsoever now used in connection with the operation and maintenance of the Owned Real Property, including, without limiting the generality of the foregoing, any of the following: boilers, pumps, tanks, electric panel switchboards, lighting equipment and wiring, heating, plumbing and ventilating apparatus, elevators, escalators, conveyors, hoists, platforms, stairways and tracks, refrigerating, air-conditioning and air-cooling equipment and, in addition thereto, all machinery, apparatus, appliances, tools, fittings and articles of personal property of whatever kind or nature located in or upon the Owned Real Property and used or usable in connection with the operation and maintenance of the Owned
Real Property including, without limitation, spare parts and supplies. The foregoing shall include all items now owned by the Seller, all items hereinafter acquired by the Seller and all replacements of any or all of the foregoing;

                        (2) All of Seller's right, title and interest, if any, in and to any land lying in the bed of any street, road, avenue or way, open or proposed, in front of or adjoining the Owned Real Property, to the center thereof;

                        (3) All of Seller's right, title and interest, if any, in and to all strips and gores adjacent to and abutting or used in connection with the Owned Real Property;

                        (4) All of Seller's right, title and interest, if any, in and to rights of way and easements for access and utilities, and all other easements currently appurtenant to the Owned Real Property, including but not limited to privileges or rights of way over adjoining premises enuring to the benefit of the Owned Real Property or the fee owner thereof and over such streets, lots, avenues and ways, and any and all other appurtenances, privileges and hereditaments belonging to or in any way appertaining to the Owned Real Property.

                  3.15.5 Condemnation. There are no proceedings instituted or, to the knowledge of the Seller, threatened, by any governmental or regulatory body to condemn or acquire the Real Property or any portion thereof, by eminent domain.

                  3.15.6 Ownership. The Seller is the sole owner of the Owned Real Property and the sole holder of any leasehold interest in the Leased Real Property. Except as set forth in the Lease Agreement dated December 5, 1996 between State Street Bank and Trust Company and IPC there does not exist, any option to purchase all or any portion of the Real Property, or any other agreements whereby any party may acquire any interest in the Real Property.

                  3.15.7 Insurance Notices. The Seller has not received any written notice from any insurance carrier or insurance rating bureau or similar agency regarding any dangerous, illegal or other material condition requiring corrective action, with respect to the Real Property, except for such conditions which would not represent a significant threat to health or safety.

                  3.15.8 Sublease. The sublease, dated as of December 15, 1999, between the Seller and IPC relating to the Leased Real Property (the "Sublease") is in full force and effect and has not been cancelled, modified, assigned or supplemented. There is no default of landlord or tenant under the Sublease.

                   3.15.9 The Seller holds a valid leasehold interest in the Leased Real Property subject to Permitted Exceptions.

                  3.15.10 Utilities. To Seller's knowledge, all public utilities, including without limitation, sewer, water, telephone, electricity and gas required for the operation of the Real Property, enter through and in accordance with valid easements, except where the failure to have the benefit of such valid easement would not have a material adverse effect.

                  3.15.11 Restrictions. The Real Property is in compliance with the terms and provisions of any restrictive covenants or easements affecting the Real Property, except to the extent such noncompliance would not have a material adverse effect.

            3.16 Intangible Property. Schedule 3.16 lists all of the material patents, trademarks, and trade names, any applications for any of the foregoing, any applications or registrations for copyrights, and any Permits, grants and licenses or other rights running to or from the Seller relating to any of the foregoing that are used to conduct the Business or operate the Assets (the "Intangible Property"). The Seller has the right to use, free and clear of any claims or rights of others all of the Intangible Property and all trade secrets, know-how, processes, technology, blueprints, software and designs utilized in or incident to the Business or the Assets (collectively, "Trade Secrets"), except where the failure to own or possess the right to use such Intangible Property or Trade Secrets would not have a material adverse effect. Schedule 3.16 also lists all material license agreements affecting the Intangible Property. The Seller owns all of the Intangible Property and Trade Secrets listed on Schedule 3.16 and, except as set forth on Schedule 3.16, there are no pending or, to the Seller's knowledge, threatened actions, which affect, or would reasonably be expected to affect, if adversely decided, the validity or enforceability of the Intangible Property or Trade Secrets.

            3.17 Title to Assets. Except as otherwise set forth herein, the Seller has good and marketable title to, or a valid leasehold interest in, all of the Assets free and clear of any Liens, except for (i) any Liens specifically described in the notes to the Unaudited Financials; (ii) Assets disposed of, or subject to purchase or sales orders, in the ordinary course of business since the Balance Sheet Date; (iii) any Liens securing taxes, assessments, governmental or regulatory body charges or levies, or the claims of materialmen, carriers, landlords and like persons, all of which are not yet due and payable or are being contested in good faith, so long as such contest does not involve any substantial danger of the sale, forfeiture, loss of any assets or claims against the Seller; (iv) Assets held or used pursuant to any lease; (v) the Permitted Exceptions (as defined in Schedule 7.2(1)) or (vi) purchase money and lessor liens relating to Assets purchased or leased in the ordinary course of business. Pursuant to the Contribution Agreement by and between the Seller and IPC, dated as of December 15, 1999 and the Contribution Agreement by and between PPI and the Seller, dated as of December 15, 1999, the Seller owns or has a valid leasehold interest in all assets used in the Business, except those assets set forth on Schedule 3.17.

            3.18 Suppliers and Customers. Schedule 3.18 lists, by dollar volume paid, for the twelve months ended December 31, 1999, (i) the 10 largest suppliers of the Seller, and (ii) the 10 largest customers of the Seller. Except as set forth on Schedule 3.18, since the Balance Sheet Date, there has not been any adverse change in the business relationship of the Seller with any customer or supplier set forth on Schedule 3.18.

            3.19  Employee Benefit Plans.

                  (1) Schedule 3.19(a) sets forth a true and complete list of each material bonus, deferred compensation, incentive compensation, stock purchase, stock option, employment, consulting, severance or termination pay, hospitalization or other medical, life or other insurance, supplemental unemployment benefits, cafeteria, dependent care, educational expense reimbursement, profit-sharing, pension or retirement plan, program, agreement or arrangement, and each other "employee benefit plan" (within the meaning of Section 3(3) of the Employment Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder ("ERISA")), whether formal or informal, written or oral, that is maintained or contributed to by the Seller or any of its present Affiliates for the benefit of any employee, former employee, consultant, officer or director of the Business (a "Benefit Plan"). The Seller has heretofore made available to the Buyer a true and complete copy of each written Benefit Plan and any amendments thereto and each agreement creating or modifying any related trust or other funding vehicle.

                  (2) No material liability under Title IV or Section 302 of ERISA has been incurred by the Seller, or any trade or business, whether or not incorporated, that together with the Seller would be deemed a "single employer" within the meaning of Section 4001(b) of ERISA, that has not been satisfied in full (other than for premiums to the Pension Benefit Guaranty Corporation not yet due and for the payment of benefits and contributions in the ordinary course of business).

                  (3) The Pension Benefit Guaranty Corporation has not instituted proceedings to terminate any Benefit Plan that is subject to
Section 412 of the Internal Revenue Code of 1986, as amended (the "Code"), or Section 302 or Title IV of ERISA (a "Title IV Plan") and no condition exists that presents a material risk that such proceedings will be instituted. To Seller's knowledge, the actuarial calculations provided to the Buyer with respect to each such Benefit Plan are based on correct and complete employee and former employee data.

                  (4) No Title IV Plan is a "multi-employer pension plan", as defined in Section 3(37) of ERISA, nor is any Title IV Plan a plan described in Section 4063(a) of ERISA.

                  (5) Each Benefit Plan has been operated and administered in all material respects in accordance with its terms and applicable law, including ERISA and the Code, except as would not have a material adverse effect on the condition of the plan sponsor.

                  (6) Each Benefit Plan intended to be "qualified" within the meaning of Section 401(a) of the Code has been determined to be qualified by the Internal Revenue Service ("IRS") and to the knowledge of the Seller, nothing has occurred since the date of such determination that could reasonably be expected to give the IRS grounds to revoke such determination.

                  (7) Except for contributory group health plan coverage for employees on Schedule 3.19 and for the union employees under the collective bargaining agreement described on Schedule 3.13 and for the elective continuation of group health plan benefits at no cost to the employer, no nonbargaining employee or former nonbargaining employee of the Business is entitled to, or has been promised, employee welfare plan benefits after retirement.

            3.20 Insurance. Except for workers' compensation claims occurring in the ordinary course of business, there are no outstanding or pending claims against the Seller and the Predecessors of more than $100,000 under any insurance policy of the Seller or the Predecessors.
Schedule 3.20 sets forth a list of all material policies or binders of fire, liability, property and casualty, product liability, workers' compensation, vehicular, group life, health, accident and other insurance held by or on behalf of the Seller, for the current fiscal year. The Seller or the Predecessors, as the case may be, has or have paid all premiums and other amounts which are due and payable under such policies. To the Seller's knowledge, such policies and binders are in full force and effect.

            3.21 Operations of the Seller. Except as set forth on Schedule 3.21, since December 31, 1999, the Seller has conducted the Business and operated the Assets, taken as a whole, only in the ordinary course consistent with past practice and has used reasonable efforts to preserve its relationships with its customers and suppliers, and has not, in connection with or relating to the Business or the Assets:

                  (1) except for short-term bank or intra-company borrowings in the ordinary course of business, incurred, assumed or guaranteed any indebtedness or obligations for borrowed money, or modified the terms of any outstanding indebtedness (other than immaterial modifications made in the ordinary course of business);

                  (2) made any change in its accounting methods or practices or made any change in depreciation or amortization policies or rates adopted by it;

                  (3) entered into or modified any employment agreements, made any wage or salary increase or bonus or incentive compensation increase, or any payment or commitment to pay any severance or termination pay to any of its officers, directors or employees or adopted, amended, modified or terminated any Benefit Plan;

                  (4) except for intra-company advances made in the ordinary course of business, made any loan or advance to any of its shareholders, officers, directors or employees (other than travel advances made in the ordinary course of business), or made any other loan or advance to any person;

                  (5) except for materials and equipment acquired in the ordinary course of business, made any acquisition of all the capital stock or business of any other person;

                  (6) sold, leased, transferred, assigned, mortgaged, pledged, encumbered or otherwise subjected to Lien any of its Assets (other than the disposition of obsolete or unusable property in the ordinary course of business);

                  (7) made any capital expenditure (or series of related capital expenditures) either involving more than $100,000 or outside the ordinary course of business;

                  (8) experienced any material damage, destruction or loss (whether or not covered by insurance) from fire, flood, explosion or other casualty;

                  (9) engaged in any transaction other than in the ordinary course of business; or

                  (10) entered into any agreement, contract, commitment or arrangement to do any of the foregoing.

            3.22  Reserved.

            3.23  Environmental Protection.  Except as set forth on Schedule
3.23 or as would not have a material adverse effect:

                  (1) The Seller and the Predecessors (i), since the date of their respective acquisition of the applicable portion of the Business have been and are in compliance with all applicable Environmental Laws (as defined below), and are not subject to any asserted liability or, to the Seller's knowledge, any liability, in each case with respect to any applicable Environmental Laws, (ii) hold and have held or have timely applied for all Environmental Permits (as defined below) required to conduct the Business or operate the Assets (a list of which is attached as Schedule 3.23A) and (iii) are and have been in compliance with their Environmental Permits. All Environmental Permits of the Predecessors have been properly transferred to, or reissued in the name of Seller.

                  (2) neither the Seller nor any Predecessor has received any written notice, demand, letter, claim or request for information alleging that the Seller or any Predecessor may be in violation of, or liable under, any Environmental Law;

                  (3) neither the Seller nor any Predecessor (i) has entered into or agreed to any consent decree or order or is not subject to any judgment, decree or judicial order relating to compliance with Environmental Laws, Environmental Permits or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Materials (as defined below) and, to the knowledge of the Seller, no investigation, litigation or other proceeding is pending or threatened in writing with respect thereto, or (ii) is an indemnitor in connection with any threatened or asserted claim by any third-party indemnitee for any liability under any Environmental Law or relating to any Hazardous Materials;

                  (4) none of the Real Property is listed or, to the knowledge of the Seller, proposed for listing on the "National Priorities List" under CERCLA, as updated through the date hereof, or any similar state or foreign list of sites requiring investigation or cleanup;

                  (5) the Seller has made available to the Buyer or its representatives all reports of conditions related to compliance with, or liability under, Environmental Laws; and

                  (6) the Seller or a Predecessor has not waived any basis for the appeal of the Troy Title V draft permit.

            3.24 Schedules and Exhibits. Disclosure of any fact or item in any Schedule or Exhibit hereto referenced by a particular paragraph or
Section in this Agreement shall, should the existence of the fact or item or its contents be relevant to any other paragraph or Section of this Agreement, be deemed to be disclosed with respect to such other paragraph or Section of this Agreement whether or not an explicit cross-reference appears, except where such disclosure lacks sufficient detail to clearly and actually notify the Buyer as to its applicability to another section for which it is intended to serve as disclosure.

            3.25  Labor Matters.

                  3.25.1 There is no labor strike, dispute, slowdown, stoppage or lockout actually pending, or to the knowledge of Seller, threatened or imminent, against the Seller.

                  3.25.2 The Seller is not a party to or bound by any collective bargaining agreement with any labor organization applicable to employees of the Seller and, to the Seller's knowledge, has no obligation to bargain with any such labor organization, except, in each case, as set forth on Schedule 3.13(ii).

                  3.25.3 Except as set forth on Schedule 3.13(ii), no labor union has been certified by the National Labor Relations Board or recognized by the Seller (or any Predecessor) as bargaining agent for any of the employees of the Seller.

                  3.25.4 The Seller has not experienced any material work stoppage or other material labor difficulty during the two-year period ending on the date hereof.

                  3.25.5 There is no material unfair labor practice charge or complaint against the Seller pending or, to the Seller's knowledge, threatened or imminent before the National Labor Relations Board.

                  3.25.6 Since the enactment of the WARN Act, the Seller (or any Predecessor) has not effectuated a "plant closing" (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Seller, and there has not occurred a "mass layoff" (as defined in the WARN Act) affecting any site of employment or facility of the Seller, and the Seller is not subject to any similar liability under state or local law.

            3.26 Disclosure; No Implied Representations. Notwithstanding anything contained in this Section 3 or any other provision of this Agreement, it is the explicit intent of each party hereto that the Seller is making no representation or warranty whatsoever, express or implied, beyond those expressly given in this Agreement. In furtherance and not in limitation of the foregoing, it is expressly understood by each party hereto that any cost estimates, projections or other forward-looking statements contained in or referred to in the Schedules hereto or in the offering materials that have been provided to the Buyer are not and shall not be deemed to be representations and warranties of the Seller.

      4. Representations and Warranties of the Buyer. The Buyer represents and warrants to the Seller as follows:

            4.1 Due Incorporation and Authority. (1) The Buyer is a corporation duly organized, validly existing and in good standing under the laws of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to be so organized, existing and in good standing or to have such power and authority would not have a material adverse effect on the Buyer's ability to consummate the Contemplated Transactions.

                  (2) The Buyer has full corporate power and authority to execute and deliver this Agreement and to consummate the Contemplated Transactions. The execution, delivery and performance by the Buyer of this Agreement and the consummation of the Contemplated Transactions have been duly authorized by the Board of Directors of the Buyer, and no other corporate action on the part of the Buyer is necessary to authorize the execution and delivery by the Buyer of this Agreement or the consummation of the Contemplated Transactions. No vote of, or consent by, the holders of any class or series of stock issued by the Buyer is necessary to authorize the execution and delivery by the Buyer of this Agreement or the consummation of the Contemplated Transactions.

            4.2 Execution; Validity of Agreement. This Agreement has been duly executed and delivered by the Buyer, and assuming due and valid authorization, execution and delivery hereof by the Seller, is a valid and binding obligation of the Buyer, enforceable against the Buyer in accordance with its terms except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar laws of general application affecting enforcement of creditors' rights generally and (b) the availability of the remedy of specific performance or injunctive or other forms of equitable relief may be subject to equitable defenses and would be subject to the discretion of the court before which any proceeding therefor may be brought.

            4.3 Consents and Approvals. Except pursuant to the HSR Act and except where the failure to obtain such consents and approvals would not have a material adverse effect on the Contemplated Transactions, the execution and delivery by the Buyer of this Agreement and the performance by the Buyer of its obligations hereunder do not require the Buyer to obtain any consent or approval of, or make any filing with or give notice to, any governmental or regulatory body.

            4.4 No Breach. Neither the execution and delivery of this Agreement by Buyer nor the other documents and instruments to be executed and delivered by Buyer pursuant hereto (a) will violate any provision of the articles of organization or bylaws of Buyer, (b) will violate or conflict with any applicable statute, law, ordinance, rule, regulation, order, judgment or decree applicable to Buyer, (c) will conflict with or constitute a default under any material contract, commitment, understanding, arrangement, agreement or restriction of any kind binding upon Buyer, or (d) will result in the creation of any lien or other encumbrance upon any of Buyer's assets or properties, excluding from the foregoing clauses (b), (c) and (d) such violations, breaches or defaults which would not have a material adverse effect on the condition of the Buyer.

            4.5 Sufficient Funds. The Buyer or its Affiliates currently have sufficient funds, in cash or cash equivalents and will at the Closing have sufficient immediately available funds, in cash, to pay the Purchase Price and to pay any other amounts payable pursuant to this Agreement and to effect the Contemplated Transactions. The Buyer, based on conditions that are now prevailing, knows of no circumstance or condition that it expects will prevent the availability at the Closing of the requisite financing to consummate the Contemplated Transactions.

            4.6 Litigation. There is no claim, action, suit, proceeding or, to the knowledge of the Buyer, governmental investigation pending or, to the knowledge of the Buyer, threatened against the Buyer by or before any court or governmental or regulatory body that would have or would reasonably be expected to impede the ability of the Buyer to complete the Contemplated Transactions.

      5. Covenants and Agreements. The parties covenant and agree as follows:

            5.1 Conduct of Business. From the date hereof through the Closing Date, the Seller shall conduct the Business in the ordinary course and, without the prior written consent of the Buyer, shall not undertake any of the actions specified in Section 3.21.

            5.2   Disclosure Schedule: Supplement, Amendments and Updates.

                  (1) Seller shall, by notice in accordance with this Agreement, supplement or amend any Schedule promptly after becoming aware of any matter that would constitute a breach of any representation, warranty or covenant contained herein. Such supplement or amendment shall fully and clearly disclose the matter and specifically identify the representation and/or Schedule that is being supplemented or amended.

                  (2) No later than the second business day immediately preceding the Closing Date, Seller shall update the Schedules to correctly reflect any changes occurring during the period from the date hereof to such date.

                  (3) If, in Buyer's reasonable judgment, a supplement or amendment of any section of the Schedules by Seller pursuant to this
Section 5.2 would have a material adverse effect, then Buyer shall have the right to abandon the Closing and Contemplated Transactions pursuant to
Section 11.1, but such abandonment shall, except as provided in Section 11.2, be Buyer's sole remedy hereunder. Seller hereby acknowledges that Buyer may abandon the Closing and Contemplated Transactions if such an update describes an event, fact or circumstance that prevents one or more of the conditions set forth in Section 7 from being satisfied.

            5.3 Corporate Examinations and Investigations. Prior to the Closing Date, the Buyer shall be entitled, through its employees, representatives, agents and contractors to make such investigation of the assets, liabilities, properties, business, operations and condition of the Seller with respect to the Business, and such examination of the books, records and condition of the Seller with respect to the Business as the Buyer reasonably requests, subject to the terms of the following sentence. Physical investigation of the Real Property may include inspecting and testing any structures and the electrical, mechanical and HVAC systems servicing the structures and may include inspecting the surface of the Real Property; provided, however, that the Buyer shall not conduct any invasive surface, subsurface or water testing without the Seller's prior written consent, which Seller may withhold in its sole discretion. Any such investigation or examination shall be conducted at reasonable times, under reasonable circumstances and at the Buyer's expense. No investigation by the Buyer shall diminish or obviate any of the representations, warranties, covenants or agreements of the Seller under this Agreement. In order that the Buyer may have full opportunity to make such physical, business, accounting and legal review, examination or investigation of the business and affairs of the Seller with respect to the Business, the Seller shall make available to the representatives of the Buyer during such period all such information and copies of such documents concerning the affairs of the Seller with respect to the Business as such representatives may reasonably request and shall permit the agents, contractors and representatives of the Buyer reasonable access to the properties of the Seller with respect to the Business. If this Agreement terminates, the Buyer and its Affiliates shall keep confidential and shall not use in any manner any information or documents obtained from the Seller concerning its assets, business and operations (unless readily ascertainable from public or published information, or trade sources, or already known or subsequently developed by the Buyer independently of any investigation of the Seller) and shall promptly return to the Seller all of such information received from the Seller and destroy any documents prepared by Buyer based upon such information.

            5.4 Consent to Jurisdiction and Service of Process. The Seller and Buyer agree that any legal action, suit or proceeding arising out of or relating to this Agreement or the transactions may be instituted only in the Federal courts within the State of New York, and each party agrees not to assert, by way of motion, as a defense, or otherwise, in any such action, suit or proceeding, any claim that it is not subject personally to the jurisdiction of such courts, that the action, suit or proceeding is brought in an inconvenient forum, that the venue of the action, suit or proceeding is improper or that this Agreement or the subject matter hereof or thereof may not be enforced in or by such courts. Each party further irrevocably submits to the jurisdiction of such New York courts in any such action, suit or proceeding and that service of process may be accomplished by delivering written notice to the other party in accordance with the provisions contained in Section 12.3 hereof. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by law.

            5.5 Expenses of Agreement. Except as otherwise specifically provided in Sections 5.17(b) and 11.2(iii), the Seller, on the one hand, and the Buyer, on the other hand, shall bear their respective expenses incurred in connection with the preparation, execution and performance of this Agreement and the consummation of the Contemplated Transactions (including, without limitation, all fees and expenses of agents, representatives, counsel and accountants); provided, however, that the Buyer shall pay for the filing fee payable under the HSR Act.

            5.6 Indemnification of Brokerage. The Seller represents and warrants to the Buyer that, other than Merrill Lynch (the "Seller's Broker"), no broker, finder, agent or similar intermediary has acted on behalf of the Seller in connection with this Agreement or the Contemplated Transactions, and that except for a fee payable to the Seller's Broker which the Seller agrees to pay in full, there are no brokerage commissions, finder's fees or similar fees or commissions payable in connection therewith based on any agreement, arrangement or understanding with the Seller. The Seller agrees to indemnify and save the Buyer harmless from any claim or demand for commission or other compensation by any broker, finder, agent or similar intermediary claiming to have been employed by or on behalf of the Seller (including, without limitation, the Seller's Broker), and to bear the cost of legal expenses incurred in defending against any such claim.

            The Buyer represents and warrants to the Seller that other than PricewaterhouseCoopers Corporate Finance S.A. (the "Buyer's Broker"), no broker, finder, agent or similar intermediary has acted on behalf of the Buyer in connection with this Agreement or the Contemplated Transactions, and that except for a fee payable to the Buyer's Broker, there are no brokerage commissions, finders' fees or similar fees or commissions payable in connection therewith based on any agreement, arrangement or understanding with the Buyer, or any action taken by the Buyer. The Buyer agrees to indemnify and save the Seller harmless from any claim or demand for commission or other compensation by any broker, finder, agent or similar intermediary claiming to have been employed by or on behalf of the Buyer (including, without limitation, the Buyer's Broker) and to bear the cost of legal expenses incurred in defending against any such claim.

            5.7 Insurance. Prior to the Closing Date (1) the Seller shall have delivered to Buyer complete and accurate copies of all of the general liability, international liability, lead umbrella and excess umbrella policies (collectively "Liability Policies") for the last five fiscal years and copies of the property and casualty and automobile policies presently in effect and shall have made available to Buyer and delivered to Buyer, to the extent requested by Buyer, copies of all Liability Policies for prior years to the extent available to Seller, and (2) the Seller shall have delivered to Buyer an insurance certificate substantially in the form of Exhibit L pursuant to which Buyer shall be added as an additional insured on such Seller's Liability Policies for the current fiscal year. In addition, with respect to "occurrence" based liability and umbrella policies which covered the Seller with respect to the Business or any Predecessor prior to the Closing Date (the "Former Policies"), the Seller hereby grants and assigns to the Buyer all of its interest in the Former Policies solely as they relate to the Business (including with respect to claims proceeds in connection therewith). The Seller hereby agrees to use its commercially reasonable efforts to cooperate with and assist the Buyer in making claims under the Former Policies relating to liabilities pertaining to the Business. Solely for the foregoing purposes of claiming against the insurance carriers, and only for such purposes, Seller shall be deemed to be obligated to indemnify the Buyer to the extent, and only to the extent, of insurance proceeds actually received by Seller or any Predecessor.

            5.8   Employees; Employee Benefits.

                  (1) If any Retained Employee (as defined in Section 5.8(1)) becomes or continues to be a participant in any employee benefit plan, practice or policy of the Buyer or any of its Affiliates, such Retained Employee shall be given credit under such plan for all service prior to the Closing Date with the Seller or any predecessor employer (to the extent such credit was given by the Seller or any predecessor employer), and all service with the Buyer following the Closing Date but prior to the time such employee becomes such a participant, for purposes of determining eligibility and vesting and for all other purposes for which such service is either taken into account or recognized, provided, however, such service need not be credited to the extent it would result in a duplication of benefits, including benefit accrual under defined benefit plans. Such service also shall apply for purposes of satisfying any waiting periods, evidence of insurability requirements, or the application of any preexisting condition limitations. Employees shall be given credit for amounts paid under a corresponding benefit plan during the same period for purposes of applying deductibles, copayments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of the comparable Buyer employee benefit plan. The Buyer agrees to offer employment at the Closing to (i) all hourly employees and active salaried employees at the Newton and Troy facilities and (ii) those employees identified as "Chargeurs" on Schedule 5.8 with respect to the Bellwood facility. All such employees are hereafter referred to as the "Retained Employees."

                  (2) If any Retained Employee is discharged by the Buyer as of or after the Closing, then the Buyer shall be responsible for any and all severance costs for such Retained Employee. The Buyer shall be responsible for all notices or payments due to any Retained Employees, and all notices, payments, fines or assessments due to any governmental or regulatory body, pursuant to any applicable Law, common law, statute, rule or regulation with respect to the employment, discharge or layoff of employees by the Buyer after the Closing, including the WARN Act and any rules or regulations as have been issued in connection with the foregoing.

                  (3) From and after the Closing, the Buyer shall be responsible for, and shall indemnify and hold harmless the Seller and its Affiliates and their officers, directors, employees, Affiliates and agents and the fiduciaries (including plan administrators) of the Benefit Plans, from and against any and all claims, losses, damages, costs and expenses (including attorneys' fees and expenses) and other liabilities and obligations relating to or arising out of (i) all salaries, wages, commissions, employee incentive or other compensation, severance, holiday, vacation, health, dental or retirement benefits unpaid as of the Closing and post-Closing bonuses due to any Retained Employee, in each case to the extent accrued on the Closing Balance Sheet, and (ii) any claims of, or damages or penalties sought by, any Retained Employee, or any governmental or regulatory body on behalf of or concerning any Retained Employee, with respect to any act or failure to act by the Buyer to the extent arising after the Closing from the employment, discharge, layoff or termination of any Retained Employee.

                  (4) Upon the terms and conditions hereinafter provided, Seller shall transfer, or cause the trustee of the Ivex Packaging Corporation Retirement Plan (the "Ivex 401(k) Plan") to transfer, the account balances of the Retained Employees participating in the Ivex 401(k) Plan to a tax-qualified 401(k) plan and related trust to be established by the Buyer (the "Buyer 401(k) Plan"). The Buyer shall establish or cause to be established the Buyer 401(k) Plan and provide Seller with a copy of a favorable determination letter from the IRS with respect to the Buyer 401(k) Plan. Upon receipt of such determination letter, the Seller shall transfer, or cause the trustee of the Ivex 401(k) Plan to promptly transfer, to the Buyer 401(k) Plan the assets and liabilities of the Ivex 401(k) Plan attributable to the account balances of Retained Employees determined as of the valuation date under the Ivex 401(k) Plan immediately prior to the date of transfer. Seller and Buyer shall file at least 30 days prior to the transfer any Form 5310As required to be filed in connection with such transfer, and Buyer and Seller shall cooperate in the preparation of such forms. The assets to be transferred from the Ivex 401(k) Plan hereunder shall be in the form of cash or securities acceptable to the Trustee of the Buyer 401(k) Plan and any notes representing loans to Retained Employees and shall not be greater than, or less than, the amount required to satisfy Section 414(l) of the Code. From and after the date of such transfer, the Buyer shall have full responsibility for the assets and liabilities transferred hereunder as sponsor of the Buyer 401(k) Plan; provided, that the Seller and Buyer shall cause any inaccuracies in the accounts transferred to be corrected promptly after becoming aware of such inaccuracies. During the period from and after the Closing and prior to the date of transfer, Seller shall continue to administer the Ivex 401(k) Plan in respect of Retained Employees; provided however, that no further contributions shall be made by or on behalf of Retained Employees for any period from and after the Closing Date. Buyer shall deduct any principal and interest payments due on any loan with respect to a Retained Employee on or after the Closing but prior to the date of transfer of such notes to the Buyer 401(k) Plan, from the Retained Employee's compensation and remit such amount to the trustee of the Ivex 401(k) Plan in accordance with written instructions provided by Seller. Seller shall provide Buyer with the amount and payment due dates, along with such other documentation that Buyer may reasonably request.

                  (5) Prior to the Closing, Seller shall discontinue the participation of the Retained Employees in all Benefit Plans (other than the L&CP Corporation Pension Plan No. 004 and the L&CP Pension Plan No. 005 (collectively hereinafter called the "Defined Benefit Plans")) and, except as otherwise provided in this agreement or any such plan, the Retained Employees and their beneficiaries and dependants will cease as of the Closing Date to participate in or be covered or entitled to benefits under such plans or arrangements. In addition, concurrently with the Closing, the Seller shall amend the Defined Benefit Plans to substitute the Buyer as plan sponsor effective as of the Closing. Prior to the Closing, the Buyer shall adopt as sponsor, effective as of the Closing, the Defined Benefit Plans, and the related funding agreements. At the Closing, the Seller shall deliver to the Buyer all documents and records relating to the Defined Benefit Plans of which the Buyer becomes sponsor hereunder.

                  (6) Through December 31, 2000, Retained Employees may continue to participate in the Ivex Packaging Corporation Flexible Spending Account Plan (the "Ivex Flex Plan"), including the health care and dependent care reimbursement options thereunder, in accordance with the terms thereof as in effect from time to time as though the transactions completed by the Agreement had not occurred, and Buyer shall be treated as a participating employer thereunder through December 31, 2000. Commencing at the Effective Time and continuing through December 31, 2000, Buyer shall reduce the compensation of its employees participating in the Ivex Flex Plan in accordance with their salary reduction elections as agent for Buyer. In addition, Buyer will promptly pay Seller on demand therefore (i) all reasonable administrative costs incurred as a result of continued participation of Buyer's employees in the Ivex Flex Plan from and after the Closing Date, and (ii) 7/12 of the excess, if any, of (A) the aggregate claims paid before and after the Closing Date in respect of the Plan Year ending December 31, 2000 to or on behalf of Buyer's employees under the Ivex Flex Plan over (B) the aggregate amount of salary reductions of Buyer's employees before and after the Closing Date in respect of such plan year under the Ivex Flex Plan. Seller and Buyer shall cooperate in providing each other all information reasonably requested in order to provide for such continued participants in the Ivex Flex Plan.

                  (7) The Seller's group health plan(s) shall provide all notices and coverage required under Section 4980B of the Code and Part 6 of Title I of ERISA with respect to qualifying events that occurred on or prior to the Closing Date under such plan(s).

                  (8) The Seller shall use all reasonable commercial efforts to provide Buyer with information needed by Buyer to establish or cause Buyer to establish welfare benefit plans for Retained Employees to be effective as of the Closing. Upon written request of the Buyer communicated to the Seller at least seven (7) days before the Closing Date, the Seller shall use its reasonable efforts to enable the Buyer to continue to cover its eligible employees under any or all of the welfare benefit plans of the Seller and its Affiliates for a period of up to three (3) months after the Closing provided that such continued coverage is in compliance with applicable law, is acceptable to the respective insurance carriers, and does not include the Seller's self-insured medical coverage. The Buyer shall pay the premium for the Buyer's employees under each plan under which the Buyer elects to continue coverage of employees of the Buyer no later than the date such premiums are due under the group insurance contract.

                  (9) The noninsured group health plan(s) of the Seller and its Affiliates shall pay (i) all covered expenses for health care services rendered on or before the Closing Date, and (ii) all covered expenses for health care services rendered after the Closing Date with respect to retired salaried covered employees listed on Schedule 3.19 hereto and their dependents. The Buyer shall have responsibility for group health plan coverage for (i) health care services rendered after the Closing Date with respect to Retained Employees and their dependents, and (ii) all expenses for health care services rendered before and after the Closing Date covered under the collective bargaining agreements assumed by the Buyer.

                  (10) The short-term disability plan(s) of the Seller and its Affiliates shall pay all benefits thereunder on account of illness or injury arising on or before the Closing Date, whether such benefits became due before or after the Closing Date, regardless of termination of the recipient's employment with the Seller in connection with the Contemplated Transactions. Except for claims that are payable by a state or an insurance company, the Seller shall be responsible for all workers' compensation benefits on account of workplace injuries or illnesses arising on or before the Closing Date, whether such benefits become due on or before the Closing Date or after the Closing Date.

            5.9 Transition Services. Except pursuant to any transition services agreement to be entered into between the Seller or IPC and the Buyer as of the Closing Date (the "Transition Services Agreement"), all data processing, accounting, insurance, banking, personnel, legal, communications and other products and services provided with respect to the Business to the Seller by the Seller or any Affiliate of the Seller, including any agreements or understandings (written or oral) with respect thereto, shall terminate simultaneously with the Closing without any further action or liability on the part of the parties thereto. Notwithstanding the foregoing, the provision of any services (similar to those contemplated by the preceding sentence) by the Seller or IPC to the Buyer from and after the Closing shall be for the convenience, and at the expense, of the Buyer only and shall be furnished without any liability on the part of the Seller or IPC with respect thereto, except for gross negligence or willful misconduct on the part of the Seller or IPC.

            5.10  [Reserved]

            5.11  [Reserved]

            5.12 Maintenance of Books and Records. Each of the parties hereto shall preserve, until at least the third anniversary of the Closing Date, all pre-Closing Date records possessed or to be possessed by such party relating to the Business or the Assets (provided that the foregoing shall not abridge Seller's obligation to transfer all books and records that constitute Assets). After the Closing Date and up until at least the third anniversary of the Closing Date, upon any reasonable request from a party hereto or its representatives, the party holding such records shall
(a) provide to the requesting party or its representatives reasonable access to such records during normal business hours and (b) permit the requesting party or its representatives to make copies of such records, in each case at no cost to the requesting party or its representatives (other than for reasonable out-of-pocket expenses); provided, however, that nothing herein shall require either party to disclose any information to the other if such disclosure would jeopardize any attorney-client or other legal privilege or contravene any applicable law. Upon Buyer's written request delivered to Seller within thirty (30) days after the expiration of such period, all records pertaining to the Business or the Assets shall be delivered from Seller to Buyer. Such records may be sought under this Section for any reasonable purpose, including to the extent reasonably required in connection with the audit, accounting, tax, litigation, federal securities disclosure or other similar needs of the party seeking such records. Notwithstanding the foregoing, any and all such records may be destroyed by a party if such destroying party sends to the other parties hereto written notice of its intent to destroy such records, specifying in reasonable detail the contents of the records to be destroyed, such records may then be destroyed after the 30th day following such notice unless the other party hereto notifies the destroying party that such other party desires to obtain possession of such records, in which event the destroying party shall transfer the records to such requesting party and such requesting party shall pay all reasonable expenses of the destroying party in connection therewith.

            5.13 Seller's Trademarks and Logos. Except as expressly set forth in Section 1.1 hereof, it is expressly agreed that (a) the Assets shall not include any right, title or interest in the name "Ivex" or "Ultra Pac" or any part or variation of such names or anything confusingly similar thereto and (b) neither the Buyer nor its Affiliates shall make any use of the names "Ivex" or "Ultra Pac" from and after the Closing; provided, however, that the Buyer will be entitled to retain and use for a period of four (4) years following the Closing Date, and such right shall be deemed to be included in the Assets, the name "Ivex," but only in conjunction with the name "Novacel" in the conduct of the Business after the Closing.

            5.14 Insurance Policies. (a) Except as provided in subsection
(c) and in Section 5.7, the Buyer shall not, and shall cause the Buyer's Affiliates not to, assert, by way of claim, action, litigation or otherwise, any right to any Insurance Policy or any benefit under any such Insurance Policy. Except as provided in subsection (c) and in Section 5.7, the Seller and its Affiliates shall retain all right, title and interest in and to the Insurance Policies, including the right to any credit or return premiums due, paid or payable in connection with the termination thereof. The term "Insurance Policy" shall mean any insurance policy maintained by the Seller or any of its Affiliates, other than any state workers' compensation policy, the premiums of which are paid by the Seller prior to the Closing Date.

                  (b) Except as provided in subsection (c) and in Section 5.7, at the Closing, the Buyer shall release, and shall cause its Affiliates, to release, all rights to all Insurance Policies or similar insurance which covered the Seller prior to the Closing Date. Except as provided in subsection (c) and in Section 5.7, all Insurance Policies issued prior to the Closing Date in the name of or to the Seller or its Affiliates shall remain with the Seller or its Affiliates.

                  (c) The Buyer shall retain all rights under any state workers' compensation policy the premiums of which are paid directly by the Seller or its Affiliates prior to the Closing.

            5.15 Mutual Cooperation. As soon as practicable, but in any event within thirty (30) days after either the Buyer's or the Seller's request, the Buyer shall deliver to the Seller or the Seller shall deliver to the Buyer, as the case may be, such information and other data relating to the Assets, including but not limited to the Tax Returns and Taxes of the Seller and shall provide such other assistance as may reasonably be requested, to cause the completion and filing of all Tax Returns or to respond to audits by any taxing authorities with respect to any Tax Returns or taxable periods or to otherwise enable the Buyer or the Seller to satisfy their accounting or Tax requirements. For a period of five (5) years from and after the Closing, the Buyer and the Seller shall, and shall cause their affiliates to, maintain and make available to the other party, on such other party's reasonable request, copies of any and all information, books and records referred to in this Section 5.15. After such five year period, the Buyer or the Seller may dispose of such information, books and records.

            5.16  Further Assurances.

                  (1) Prior to the Closing, upon the terms and subject to the conditions of this Agreement, Buyer and Seller shall use their respective reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done and cooperate with each other in order to do, all things necessary, proper or advisable (subject to any applicable laws) to consummate the Closing and the Contemplated Transactions as promptly as practicable, including the preparation and filing of all forms, registrations and notices required to be filed to consummate the Closing and the Contemplated Transactions and the taking of such actions as are necessary to obtain any requisite approvals, authorizations, consents, orders, licenses, permits, qualifications, exemptions or waivers by any third party or governmental body. In addition, no party hereto shall take any action after the date hereof that could reasonably be expected to materially delay the obtaining of, or result in not obtaining, any permission, approval or consent from any governmental or regulatory body or other person required to be obtained prior to Closing.

                  (2) Prior to the Closing, each party shall promptly consult with the other party hereto with respect to, provide any necessary information with respect to, and provide the other parties (or their respective counsel) with copies of, all filings made by such party with any governmental or regulatory body or any other information supplied by such party to a governmental body in connection with this Agreement and the Contemplated Transactions. Each party hereto shall promptly inform the other of any communication received by such party from any governmental or regulatory body regarding any of the Contemplated Transactions; if any party hereto or Affiliate thereof receives a request for information or documentary material from any such governmental body with respect to any of the Contemplated Transactions, then such party shall endeavor in good faith to make, or cause to be made, as soon as reasonably practicable and after consultation with the other parties, an appropriate response in compliance with such request.

                  (3) In addition to and without limiting the agreements of the parties contained above, Buyer and Seller shall (i) comply at the earliest practicable date with any request for additional information or documentary material received by Buyer, Seller or any of their Affiliates from the FTC or the DOJ pursuant to the HSR Act or from any state Attorney General or other governmental body in connection with antitrust matters,
(ii) cooperate with each other in connection with any filing under the HSR Act and in connection with resolving any investigation or other inquiry concerning the Contemplated Transactions commenced by the FTC, DOJ, any state Attorney General or any other governmental body, and (iii) advise the other parties promptly of any material communication received by such party from the FTC, DOJ, any state Attorney General or any other governmental body regarding any of the Contemplated Transactions, and of any understandings, undertakings or agreements (oral or written) such party proposes to make or enter into with the FTC, DOJ, any state Attorney General or any other governmental body in connection with the Contemplated Transactions. Concurrently with the filing of notifications under the HSR Act or as soon thereafter as practicable, Seller and Buyer shall each request early termination of the HSR Act waiting period.

            5.17  Tax Matters.

                  (a) Bulk Sales Tax. Buyer hereby waives compliance by the Seller with the provisions of all applicable bulk sales tax laws including those of the State of Ohio, the State of Illinois and the Commonwealth of Massachusetts. Seller shall indemnify Buyer for any taxes imposed on Buyer as a result of any such waiver.

                  (b) Transfer Taxes. Seller shall pay 50% and Buyer shall pay 50% of all excise, sales, use, value added, registration, stamp, franchise, property transfer, real property gains, document, recording and similar Taxes (including all real estate transfer Taxes but excluding, for the avoidance of doubt, any income Taxes incurred by Seller) imposed as a result of the sale of the Assets pursuant to this Agreement ("Transfer Taxes"). Buyer and Seller shall cooperate with one another and, subject to the other terms of this Agreement, take any action reasonably requested by the other party which does not cause Buyer or Seller to incur any additional costs or material inconvenience in order to minimize Transfer Taxes. At the request of Buyer or Seller, the other party shall deliver to the requesting party any resale, exemption or similar certificates (including any certificates to avoid or reduce the incidence of state or local sales and use taxes resulting from the sale of the Assets pursuant to this Agreement) reasonably requested by Buyer or Seller.

                  (c) Survival of Obligations. The obligations of the parties set forth in this Section 5.17 shall be unconditional and absolute and shall remain in effect until the expiration of the applicable statutes of limitations.

            5.18 Troy Escrow. The Seller shall take, prior to the Closing, any and all actions necessary or appropriate to (i) obtain the consent of the Troy Bond Trustee to the Contemplated Transactions and (ii) effect, prior to the Closing, the repayment in full of the outstanding Troy Bonds and the release of all Liens of the Troy Bond Trustee thereunder in and to the Assets. In the event that Seller is not able to repay the Troy Bonds and release the related Liens encumbering the Troy, Ohio facility on or prior to the Closing Date, an amount equal to the outstanding principal, accrued interest and other amounts outstanding thereunder shall be deposited directly by the Buyer on the Closing Date into an escrow account established for the benefit of the Buyer pursuant to an escrow agreement (the "Troy Escrow Agreement") to be executed and delivered on or prior to the Closing Date, in form and substance satisfactory to the Buyer in its sole discretion. All prepayment penalties, premiums, cost and expenses in connection therewith shall be borne by the Seller. Unless and until released from such escrow account pursuant to the terms of the Troy Escrow Agreement, the Seller agrees and acknowledges that such escrowed funds are and will remain the sole and exclusive property of the Buyer.

            5.19  Bellwood Facility.  (a)  Prior to the Closing Date, the

Seller shall have provided written evidence reasonably satisfactory to the Buyer that Seller has, with respect to the Bellwood Facility:

(1) (i) Applied for all Environmental Permits or modifications of Environmental Permits which, in Seller's reasonable judgment, are required under applicable Environmental Laws; and (ii) formulated (at the Buyer's option, with Buyer's participation), and to the extent feasible prior to the Closing Date, implemented, a plan relating to the construction or installation of any equipment or modifications needed to comply with pretreatment or other applicable requirements of Environmental Laws (the "Plan");

(2) Filed all reports which, in Seller's reasonable judgment, are required under Environmental Laws, including, but not limited to, 40 CFR sections 262.34(d)(5)(iv)(C), 264.56(j), 264.77, or under CERCLA, or sections 304 or
313 of SARA Title III; and

(3) Produced, and delivered copies to Buyer of, test results on sludges and waste waters.

      (b) After the Closing Date, Seller shall, at its expense and in good faith, promptly implement, or continue implementation of, the Plan


      6. Conditions to Each Party's Obligation to Effect the Closing. The respective obligation of each party to effect the Closing shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions:

            6.1 Statutes; Court Orders. No Law shall have been enacted or promulgated by any governmental or regulatory body which prohibits the consummation of the Closing; and there shall be no order or injunction of a court of competent jurisdiction in effect precluding consummation of the Closing provided, however, that the parties shall use their reasonable efforts to have any such order or injunction vacated or lifted.

            6.2 HSR Approval. The applicable waiting period under the HSR Act shall have expired or been terminated.

            6.3 Consents Obtained. All material Required Consents necessary to the consummation of the Closing and the Contemplated Transactions shall have been obtained.

      7. Conditions Precedent to the Obligation of the Buyer to Close. The obligation of the Buyer to consummate the Closing shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions:

            7.1 Representations and Covenants. All of the representations and warranties of Seller set forth in this Agreement that are qualified as to materiality shall be true and complete and any such representations and warranties that are not so qualified shall be true and complete in all material respects as of the date of this Agreement and as of the Closing Date as if made on and as of the Closing Date (except to the extent that any such representation or warranty is made as of a specific date, in which case such representation or warranty shall be true and complete, or true and complete in all material respects, as the case may be, as of such specified date). The Seller shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by the Seller on or prior to the Closing Date. The Seller shall have delivered to the Buyer a certificate, dated the Closing Date and signed by the Chief Financial Officer of the Seller, to the foregoing effect.

            7.2   Real Property - Title.

                  The Seller shall have delivered to the Buyer:

                  (1) the Title Policies, all as defined and in accordance with Schedule 7.2(1);

                  (2) no later than seven days prior to Closing, recent surveys of the Real Property prepared, at Seller's expense, in accordance with Schedule 7.2(2) (the "Surveys");

                  (3) a special warranty deed for the Real Property located in Troy, Ohio , in form and substance reasonably satisfactory to Buyer, conveying good, clear and marketable title to the Owned Real Property located in Troy, Ohio (the "Deed")'

                  (4) a bill of sale for all personal property located on the Real Property (the "Bill of Sale");

                   (5) an affidavit in compliance with the exemption under Internal Revenue Code Section 1445(b)(2), and regulations thereunder, attesting to Seller's non-foreign status (the "FIRPTA Affidavit"); and

                  (6) such other affidavits, documents, instruments, certificates and endorsements set forth as requirements in the Title Commitments or as may reasonably be required by Chicago Title Insurance Company for issuance of the Title Policies.

                              If the Seller shall not have title to the Real
Property as set forth herein, then the Buyer shall have the option to accept such title as the Seller shall have to the Real Property. If Buyer so elects, Buyer shall notify the Seller of Buyer's estimate of the sum reasonably required to make the title to the Real Property conform to this Agreement and thereupon the Base Purchase Price shall be reduced by such estimated sum as the parties may agree is reasonably required to make the title thereto conform to this Agreement, such adjustment to be in addition to and not in limitation of the purchase price adjustment set forth in
Section 1.8 hereof.

            7.3 Resignations. The resignations from the officers and directors of the Mexican Subsidiary shall have been delivered to the Buyer.

            7.4 Discharge of Obligations; Release of Liens. Concurrently with the Closing, the Seller's lenders (including, without limitation, Bank of America) and such other parties as may have encumbered the Owned Real Property or any other Assets shall have executed and delivered to the Buyer or the Title Company (i) appropriate releases and discharges (including UCC-3 Termination Statements) releasing and terminating their respective Liens on such Owned Real Property or other Assets and all indebtedness secured thereby and (ii) appropriate mortgage releases, releasing, discharging and terminating their respective Liens on the Real Property and all indebtedness secured thereby.

            7.5 Supply Agreement. Concurrently with the Closing, the Seller shall have executed and delivered a supply agreement relating to the cohesive packaging products line and such other matters as set forth therein, substantially in the form of Exhibit A attached hereto.

            7.6 Non-Competition Agreement. Concurrently with the Closing, the Seller shall have executed and delivered in favor of the Seller a Non-Competition Agreement in the form attached hereto as Exhibit B.

            7.7 New Sublease. IPC shall have executed and delivered the New Sublease in form and substance mutually satisfactory to Buyer and Seller (the "New Sublease") and IPC and the Seller shall have executed and delivered a termination of the Sublease in form and substance mutually satisfactory to Buyer and Seller.

            7.8 Opinion of Counsel for Seller. The Buyer shall have received a written opinion or opinions of counsel to the Seller, dated the Closing Date, in form and substance reasonably satisfactory to Buyer.

            7.9 Bellwood Lease. The Seller shall have executed and delivered a lease of the Bellwood facility by Seller to Buyer, in form and substance mutually satisfactory to Buyer and Seller. The Seller shall have delivered to the Buyer a non-disturbance agreement in form and substance mutually satisfactory to the Buyer from the holder of any mortgage covering the Bellwood facility.

            7.10 Transition Services Agreement. The Seller shall have executed and delivered the Transition Services Agreement in form and substance mutually satisfactory to Buyer and Seller.

            7.11 Consent, Recognition and Attornment Agreement. State Street Bank and Trust Company, as Owner Trustee (the "Lessor"), under that certain Lease Agreement, dated as of December 5, 1996, Societe Generale (Southwest Agency) and Nationsbanc Leasing Corporation of North Carolina shall have entered into a Consent, Recognition and Attornment Agreement with the Buyer in the form of Exhibit C attached hereto.

            7.12 Consents. The Seller shall have obtained all material consents or approvals necessary to transfer the Assets and the Business to Buyer, to vest good, valid and marketable title thereto in Buyer and to consummate the Contemplated Transactions, including, without limiting the generality of the foregoing, all such material consents, approvals and acknowledgements (i) as are necessary to transfer the Contracts (except that Seller shall provide all required consents or approvals as to Contracts), Permits and Environmental Permits to Buyer or cause the Permits and Environmental Permits to be reissued to Buyer; (ii) as are appropriate in Buyer's discretion, under the Champion Agreement; (iii) as are necessary from the Troy Bond Trustee and (iv) as are necessary from Bank of America under the BoA Loan Agreement.

      8. Conditions Precedent to the Obligation of the Seller to Close. The obligation of the Seller to consummate the Closing shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions:

            8.1 Representations and Covenants. All of the representations and warranties of Buyer set forth in this Agreement that are qualified as to materiality shall be true and complete and any such representations and warranties that are not so qualified shall be true and complete in all material respects as of the date of this Agreement and as of the Closing Date as if made on and as of the Closing Date (except to the extent that any such representation or warranty is made as of a specific date, in which case such representation or warranty shall be true and complete, or true and complete in all material respects, as the case may be, as of such specified date). The Buyer shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by it on or prior to the Closing Date. The Buyer shall have delivered to the Seller a certificate, dated the Closing Date and signed by an officer of the Buyer, to the foregoing effect.

            8.2 Purchase Price. The Buyer shall have paid the Base Purchase Price to the Seller pursuant to Section 1.6 hereof.

      9. Survival of Representations and Warranties of the Seller. Notwithstanding any right of the Buyer fully to investigate the affairs of the Seller with respect to the Business and notwithstanding any knowledge of facts determined or determinable by the Buyer pursuant to such investigation or right of investigation, the Buyer has the right to rely fully upon the representations and warranties of the Seller contained in this Agreement.

            All of the Seller's representations and warranties shall survive the execution and delivery of this Agreement and the Closing hereunder, and (except for the representations and warranties contained in Sections 3.1(b), 3.1(c), 3.2 and 3.3, which representations and warranties shall survive indefinitely (the "Indefinite Representations and Warranties")) such representations and warranties shall thereafter terminate and expire:

                  (1) On the date that is 24 months after the Closing Date with respect to any claim (other than a claim under Sections 3.9, 3.17 (with respect to claims other than relating to real property claims), 3.19 (as it relates to Losses arising under ERISA) or 3.23 hereof) based upon, arising out of or otherwise in respect of any fact, circumstance, action or proceeding of which the party asserting such claim shall not have given written notice on or prior to the second (2nd) anniversary of the Closing Date to the party against which such claim is asserted;

                  (2) On the expiration of the applicable statute of limitations, with respect to any Losses claim under Sections 3.9 or 3.19 (solely with respect to claims arising under ERISA) and (B) on the date that is five years after the Closing Date with respect to any claim under
Section 3.23, in each case based upon, arising out of or otherwise in respect of any fact, circumstance, action or proceeding of which the Buyer shall not have given written notice on or prior to such date to the Seller; and

                  (3) On the tenth (10th) anniversary of the Closing Date with respect to any claim under Section 3.17 (other than with respect to real property claims insured by the Title Policies).

      10.   General Indemnification.

            10.1 Obligation of the Seller to Indemnify. (a) Subject to the time and other limitations contained in Sections 9 and 10.4, the Seller agrees to indemnify, defend and hold harmless the Buyer (and its directors, officers, Affiliates successors and assigns) from and against all losses, liabilities, damages, deficiencies, costs or expenses (including interest, penalties and reasonable attorney's fees and disbursements) (collectively, "Losses") for the full amount of such Losses based upon, arising out of or otherwise in respect of any inaccuracy in or any breach of any representation or warranty of the Seller contained in this Agreement, other than the representations and warranties set forth in Section 3.23, which shall be governed by Section 10.6.

                  (b) Seller shall indemnify, defend and hold harmless the Buyer (and its directors, officers, Affiliates, successors and assigns) from and against all Losses arising out of or otherwise in respect of Excluded Liabilities and breaches of covenants and agreements.

            10.2 Obligation of the Buyer to Indemnify. (a) Subject to the time and other limitations contained in Section 9 and Section 10.4, the Buyer agrees to indemnify, defend and hold harmless the Seller from and against any Losses based upon, arising out of or otherwise in respect of any inaccuracy in or any breach of any representation or warranty, of the Buyer contained in this Agreement;

                  (b) Buyer shall indemnify, defend and hold harmless Seller (and its directors, officers, Affiliates, successors and assigns) from and against all Losses arising out of or otherwise in respect of any Assumed Liability and breaches of covenants and agreements.

            10.3  Notice and Opportunity to Defend.

                  10.3.1 Notice of Asserted Liability. Promptly after receipt by any party hereto (the "Indemnitee") of notice of any demand, claim or circumstances which, with the lapse of time, would or might give rise to a claim or the commencement (or threatened commencement) of any action, proceeding, Tax audit or investigation (an "Asserted Liability") that may result in a Loss, the Indemnitee shall give written notice thereof (the "Claims Notice") to any other party obligated to provide indemnification pursuant to Section 10.1 or 10.2 (the "Indemnifying Party"). The Claims Notice shall describe the Asserted Liability in reasonable detail, and shall indicate the amount (estimated, if necessary and to the extent feasible) of the Loss that has been or may be suffered by the Indemnitee.

                  10.3.2 Opportunity to Defend. The Indemnifying Party may elect to compromise or defend, at its own expense and by its own counsel, any Asserted Liability asserted by a third party. If the Indemnifying Party elects to compromise or defend such Asserted Liability, it shall within thirty (30) days (or sooner, if the nature of the Asserted Liability so requires) notify the Indemnitee of its intent to do so, and the Indemnitee shall cooperate, at the expense of the Indemnifying Party, in the compromise of, or defense against, such Asserted Liability. If the Indemnifying Party elects not to compromise or defend the Asserted Liability, fails to notify the Indemnitee of its election as herein provided or contests its obligation to indemnify under this Agreement, the Indemnitee may pay, compromise or defend such Asserted Liability. Notwithstanding the foregoing, neither the Indemnifying Party nor the Indemnitee may settle or compromise any claim over the objection of the other, provided, however, that consent to settlement or compromise shall not be unreasonably withheld. In any event, the Indemnitee and the Indemnifying Party may participate, at their own expense, in the defense of such Asserted Liability. If the Indemnifying Party chooses to defend any claim, the Indemnitee shall make available to the Indemnifying Party any books, records or other documents within its control that are necessary or appropriate for such defense (subject to appropriate confidentiality provisions).

            10.4 Limitations on Indemnification. (A) The indemnifications provided for in Sections 10.1(a) and 10.2(a) shall be subject to the following limitations:

                  (1) The Seller shall not be obligated to pay any amounts for indemnification under Section 10.1(a) (except those based upon, arising out of or otherwise in respect of Sections 3.1(b), 3.1(c), 3.2, 3.3, 3.9, and 3.17 (with respect to amounts for indemnification other than relating to real property) (collectively, the "Basket Exclusions")) until the aggregate indemnification payments, exclusive of the Basket Exclusions, equals $1,000,000 (the "Basket Amount"), whereupon the Seller shall be obligated to pay all amounts in excess of $1,000,000 for indemnification in full up to the limits set forth in clause (3) below.

                  (2) The Seller shall be obligated to pay the Basket Exclusions in full without regard to the individual or aggregate amounts thereof and without regard to whether the aggregate of such indemnification payments shall have exceeded, in the aggregate, the Basket Amount.

                  (3) The Seller shall not be obligated to pay any amount for indemnification under Section 10.1(a) (except in respect of Sections 3.1(b), 3.1(c), 3.2, and 3.9 for all of which exceptions there is no limit of liability) in excess of $28,250,000 (the "Cap").

                  (4) The Buyer shall not be obligated to pay any amounts for indemnification under Section 10.2(a) until the aggregate indemnification payments equal $1,000,000, whereupon the Buyer shall be obligated to pay all amounts in excess of $1,000,000 for indemnification not in excess of the Cap.

                  (5) Except with respect to claims or causes of action based on fraud, the indemnification provided for in this Section 10 shall be the exclusive right and remedy with respect to any claim or cause of action based upon, relating to or arising out of an inaccuracy in or breach of any representation or warranty contained in this Agreement, whether such claim or cause of action arises out of any contract, tort or otherwise and no such claim or cause of action shall be enforceable unless made in accordance with the procedures, and within the time periods, set forth in this Section 10.

                  (6) Notwithstanding the above, if indemnification of any Losses results in a current deduction, credit or other tax benefit to the Indemnitee under federal or state tax law, the amount indemnifiable under this Section 10 shall be reduced to reflect such current tax benefit; provided, however, that to the extent that any such tax benefit will not be realized until a future date, the amount indemnifiable under this Section 10 shall be paid in full when due and payable hereunder, and the Indemnitee Party shall refund to the Indemnifying Party the amount of such tax benefit when, and only if, realized by the Indemnitee.

                  (7) Each Indemnitee shall use reasonable efforts (including the filing of reasonable claims under its applicable insurance policies) to attempt to mitigate any Losses for which it may claim indemnification under this Section 10.

                        (B) For the avoidance of doubt, the obligations of Buyer and Seller under Sections 10.1(b) and 10.2(b) are not subject to the limitations set forth in Section 10.4(A).

                        (C) Solely for purposes of measuring the amount of the Losses indemnifiable hereunder, whenever a representation or warranty is qualified by a materiality standard (e.g. the adjective "material" or the words "in all material respects") such representation or warranty shall be deemed to be inaccurate or to have been breached if (x) there results a Loss to Buyer in excess of $150,000 in the case of a single event or occurrence or (y) there results a Loss to Buyer in excess of $150,000 in the case of a series of reasonably related events or occurrences. Any such Loss shall be fully credited against the Basket Amount and, to the extent the Basket Amount shall be exceeded, Buyer shall be fully indemnified therefor by the Seller (subject to the Cap and time provisions of Section 9 hereof).

            10.5  Bellwood Facility Environmental Indemnity.

                  Notwithstanding any other provision of this Agreement (including Section 3.23), Seller shall indemnify, defend and hold harmless the Buyer (and Buyer's previous, present and future Affiliates, officers, directors, employees, representatives and agents) from and against all losses, claims, fines, penalties, actions, causes of actions, sanctions and any consequential damages arising or resulting from noncompliance with Environmental Laws at the Bellwood facility prior to Closing (collectively, "Bellwood Losses"), including, without limitation, any such Bellwood Losses arising after the Closing Date out of the fact that (i) the Bellwood facility is or was not properly Permitted or (ii) Buyer has been denied Environmental Permits necessary to operate the Bellwood facility. This indemnity shall survive indefinitely and shall not be subject to, nor shall it be credited against, the Basket Amount, the Cap or Section 9 hereof. Seller's obligations shall be limited only to the extent that it can prove, by a preponderance of the evidence, that Buyer caused or contributed to conditions giving rise to the Bellwood Loss through actions taken after Closing in violation of Environmental Laws, provided that the occurrence of migration or continued presence of contamination existing prior to Closing shall not constitute an action by Buyer in violation of Environmental Laws for purposes of this Section 10.5(a). Any claim hereunder shall be subject to the provisions of Section 10.3, provided that Buyer may, if the condition constitutes an imminent threat of endangerment to human health or the environment, immediately correct any condition which is not in compliance with Environmental Laws without regard to Section 10.3, and may thereafter obtain indemnification subject to the terms and limitations of such section. Unless otherwise required by applicable law or by order of a governmental or regulatory body (after delivery of 30 days' written notice to Seller or such shorter period as may be necessitated by the order at stake) or if third parties (including any governmental or regulatory body) shall have filed a claim, lawsuit or action against Buyer on account of any alleged breach of Environmental Laws, the Buyer shall not conduct any invasive surface, subsurface or water testing without the prior written consent of the Seller, which the Seller may withhold in its sole discretion.

                  Seller shall have the exclusive right to control and manage any remediation and environmental project relating to the Bellwood facility except, to the extent necessary (as determined in good faith by Buyer) in order for Buyer to operate the Bellwood facility in compliance with Environmental Laws. Buyer may participate during its term as lessee, at its own cost and expense, in activities related to the remediation, including, but not limited to, participation in meetings with respect to the determination of applicable Remediation Standards or methods for conducting the remediation.

            10.6  Environmental Indemnification.

                  (a) General. Subject to the provisions of Section 10.5 above (concerning the Bellwood plant) and Section 10.6(b) below
 (concerning the Newton plant) and Section 10.6 (c) below (concerning the Troy plant), any claim for indemnification pursuant to Section 3.23 shall be subject to the following:

                        (i) the limitations of Section 9 and Section 10.4(A) (including the Cap) shall apply; and

                        (ii) after giving effect to such limitations, any Losses shall be shared between Buyer and Seller as follows: 10% to Buyer and 90% to Seller. For the avoidance of doubt, the 10% share borne by Buyer shall not be included in the Cap.

                  (b)   Newton.

                        (1)   (A)   If Buyer purchases the Real Property in
Newton pursuant to its option in the "New Sublease" (the "Option") and:

            (x) within five (5) years of the exercise of such option, Buyer sells the Real Property in Newton ("Newton Real Property"), then any remediation costs incurred by the Seller since the Closing Date and any remediation costs that might be necessary or advisable in order for Buyer to offer and sell the Newton Real Property borne by Buyer as well as any remediation costs for its then intended use (such use to be determined by Buyer in its entire discretion) shall be paid for in accordance with Section 12(d) of the New Sublease; or

            (y) Buyer does not sell the Newton Real Property within 5 years of the exercise of the Option, then any remediation costs that Buyer might incur in order to put the Newton Real Property for sale for its then intended use shall be borne solely by Buyer.

                              (B)   Subparagraph (b)(1)(A) shall not preclude
any claim for indemnification under Section 10.6(a); provided that Seller shall only be obligated to indemnify, defend and hold harmless Buyer only so long as Buyer shall not have undertaken any invasive testing of the Newton Real Property without the Seller's consent in Seller's sole discretion. For the avoidance of doubt, Buyer shall not be deemed to have undertaken invasive testing on its own initiative if it is required to conduct such testing by applicable law or by order of a governmental or regulatory body (after delivery of 30 day written notice to Seller or such shorter period as may be necessitated by the order at stake) or if third parties (including any governmental or regulatory body) shall have filed a claim, lawsuit or action against Buyer on account of any alleged breach of Environmental Laws, whereupon Buyer shall be permitted to conduct such testing subject to the sole control and management of Seller in accordance with Section 10.6(b)(3) below.

                              (C)   If Buyer exercises the Option and sells
the Newton Real Property within five (5) years of such exercise, the Environmental Liabilities arising out of or in connection with the Newton Real Property shall constitute Excluded Liabilities. If Buyer exercises the Option and does not sell the Newton Real Property within five (5) years of such exercise, the Environmental Liabilities arising out of or in connection with the Newton Real Property shall constitute Assumed Liabilities from and after the date of such exercise.

                              (D)   If , prior to the fifth anniversary of the
Closing Date, Buyer wishes to sell the Newton Real Property and, to that effect, wishes to undertake invasive testing of the Newton Real Property, Buyer shall request Seller's consent in writing. If Seller denies such consent, Seller agrees that it shall enter into such indemnification agreement with the purchaser of the Newton Real Property as Buyer may require so as to indemnify the purchaser of the Newton Real Property on account of Environmental Liabilities, so long as Seller shall have the same obligations as Buyer under such indemnification agreement. As between Buyer and Seller, each shall be responsible for 50% of any Losses arising out of any claims which the purchaser may make on account of Environmental Liabilities.

                        (2)   If Buyer has not exercised the Option:

                              (A)   While Buyer is sublessee under the
New Sublease, Seller shall indemnify, defend and hold harmless Buyer against all Losses arising under Environmental Laws ("Environmental Losses") at the Newton Real Property in accordance with Section 10.6(a), except for, and only to the extent of, Environmental Losses caused by Buyer during the period it operated the Newton Real Property, in which case Seller shall have the burden of proving, by a preponderance of the evidence, that Buyer actually caused such Environmental Losses, provided that Seller shall only be obligated to indemnify, defend and hold harmless Buyer so long as Buyer shall not have undertaken, any invasive testing of the Newton Real Property without the Seller's consent in Seller's sole discretion. Buyer shall not be deemed to have undertaken invasive testing on its own initiative if it is required to conduct such testing by applicable law or by order of a governmental or regulatory body (after delivery of 30 days' written notice to Seller or such shorter period as may be necessitated by the order at stake) or if third parties (including any governmental or regulatory body) shall have filed, a claim, lawsuit, or action against Buyer on account of any alleged breach of Environmental Laws, whereupon Buyer shall be permitted to conduct such testing subject to the sole control and management of Seller.

                              (B)   After Buyer is no longer the Sublessee,
Seller shall indemnify, defend and hold harmless Buyer against all Environmental Losses, except to the extent caused by Buyer during the period it operated the Newton Real Property, in which case Seller shall have the burden of proving, by a preponderance of the evidence, that Buyer actually caused such Environmental Losses.

                              (C)   At the expiration of the New Sublease,
Buyer shall deliver the Newton Real Property in substantially the same condition as on the Closing Date as in regards the presence of Hazardous Materials in the air, surface water, groundwater or land at or in the vicinity of the Newton Real Property (the "Environmental Condition"), provided Seller shall have the burden of proving, by a preponderance of the evidence, that and the extent to which, the Environmental Condition at the time of the expiration of the New Sublease is worse than the Environmental Condition on the Closing Date. In that event, Buyer's sole obligation shall be to return the Newton Real Property in the Environmental Condition that prevailed on the Closing Date (as demonstrated by Seller by a preponderance of the evidence) and, under no circumstances, shall Buyer be obligated to deliver the Newton Real Property in an Environmental Condition which is required due to any change in use of the Newton Real Property on or after the expiration or termination of the New Sublease, or any change in use established under zoning procedures at any time.

                              (D)   For the avoidance of doubt, in this Section
10.6(b)(2) Environmental Liabilities arising out of or in connection with the Newton Real Property shall constitute Excluded Liabilities.

                        (3) During the Control Period, Seller shall have the exclusive right to control and manage any remediation and environmental project relating to the Newton Real Property, except to the extent necessary (as determined in good faith by the Buyer) in order for Buyer to operate the Newton Real Property in compliance with Environmental Laws. Buyer may, during the Control Period, participate at its own cost and expense, in activities related to any remediation at the Newton Real Property, including but not limited to, participation in meetings with respect to the determination of applicable Remediation Standards or methods for conducting the remediation. "Control Period" shall mean the expiration of the five (5) year survival period applicable to the representations and warranties made under Section 3.23, provided that, to the extent that any remediation resulting in indemnifiable Losses to the Seller at the Newton Real Property is ongoing on the fifth (5th) anniversary of the Closing Date, the Control Period shall extend solely with respect to such remediation until the completion of such remediation; provided, further, in any event, the Seller shall have the exclusive right to control and manage any remediation and environmental project relating to the Newton Real Property during Seller's or its Affiliates' ownership or lease, as the case may be, subject to Buyer's right, to the extent necessary (as determined in good faith by Buyer) to operate the Newton Real Property in compliance with Environmental Laws.

                  (c)   Troy

                  Pursuant to that certain Agreement of Settlement and Release, dated as of September 20, 1991 between Frantschach AG and Champion International, Inc. together with the Agreement of Settlement and Release dated November 2, 1994 (the "Champion Agreement") between Frantschach AG, Ivex Converted Products Corporation (n/k/a IPC) and PNL Investments, B.V., and a Novation Agreement of the same date among Frantschhach A.G., Ivex converted Products Corporation and Champion International Corporation ("Champion") Champion has agreed to bear 75% of the costs and expenses of the clean-up of certain hazardous materials at the Troy plant, all as more fully set forth in such agreements. It is understood that Seller (as IPC's successor of the Troy plant) and IPC shall continue to bear 25% of such clean-up costs, subject to the terms of Sections 9 and 10.4(A), except to the extent of any accrual or reserve reflected on the Closing Date Balance Sheet. Seller shall only have such obligation to the extent it has sole control and management over any remediation.

                  The parties agree and acknowledge to act in good faith and in compliance with Environmental Laws to effect the foregoing provisions.

      11.   Termination of Agreement.

            11.1 Termination. This Agreement may be terminated prior to the Closing Date as follows:

                  (1) At the election of the Seller if any one or more of the conditions to its obligation to close has not been fulfilled in all material respects by the Closing Date and such condition cannot be fulfilled within thirty (30) days of the Closing Date;

                  (2) At the election of the Buyer, if any one or more of the conditions to its obligation to close has not been fulfilled in all material respects by the Closing Date and such condition cannot be fulfilled within 30 days of the Closing Date;

                  (3) At any time on or prior to the Closing Date, by mutual written consent of the Seller and the Buyer;

                  (4) By either party, if the Closing shall not have occurred on or prior to May 31, 2000, and such party is not in material breach of this Agreement at the time such party seeks to terminate this Agreement; or

                  (5) By the Buyer, if (i) a supplement or amendment of any Schedule made by Seller pursuant to Section 5.2 (a) would have a material adverse effect and (ii) any breach of a representation, warranty, covenant or other agreement referred to in such supplement or amendment cannot be or has not been cured within thirty (30) days after such supplement or amendment is made by the Seller.

            If this Agreement so terminates, it shall become null and void and have no further force or effect, except as provided in Section 11.2.

            11.2 Survival. If this Agreement is terminated and the Contemplated Transactions are not consummated as described above, this Agreement shall become void and of no further force and effect, (i) except for the provisions of Section 5.3 relating to the obligation of the Buyer to keep confidential and not to use certain information and data obtained by it from the Seller and to return documents to the Seller and except for the provisions of Sections 5.5 and 5.6, (ii) except that any party hereto shall have all of the rights and remedies available under law, at equity or otherwise against the other parties hereto in the event this Agreement is wrongfully terminated or terminated in bad faith pursuant to clauses (1),
(2) or (5) of Section 11.1 and (iii) if such termination occurs pursuant to
Section 11.1(5), Seller shall reimburse Buyer for all reasonable legal/accounting and out-of-pocket expenses (except those relating to any financing or investment banking arrangements, provided, however, that Seller shall reimburse the reasonable expenses and disbursement of Buyer's investment banking advisors incurred subsequent to the date hereof and prior to such termination) incurred by Buyer subsequent to the date hereof and prior to such termination.

      12.   Miscellaneous.

            12.1 Certain Definitions. As used in this Agreement, the following terms have the following meanings unless the context otherwise requires:

                        "Affiliate" with respect to any person, means any other person controlling, controlled by or under common control with such person. "Control" means the possession, directly or indirectly, of the power to direct or cause the direction of, the management and policies of a person, whether through the ownership of voting securities by contract or otherwise.

                        "Agreement" means this Asset Purchase Agreement by and between Ultra Pac., Inc. and Chargeurs Acquisition Company, dated as of
April 22, 2000.

                        "Arbitrator" shall have the meaning set forth in
Section 1.8(2) hereto.

                        "Asserted Liability" shall have the meaning set forth in Section 10.3.1 hereto

                        "Assets" shall have the meaning set forth in
Section 1.1 hereto.

                        "Assumed Liabilities" shall have the meaning set forth in Section 1.4 hereto.

                        "Balance Sheet" shall have the meaning set forth in
Section 3.7(1) hereto.

                        "Balance Sheet Date" shall have the meaning set forth in Section 3.7(1) hereto.

                        "Base Purchase Price" shall have the meaning set forth in Section 1.6 hereto.

                        "Basket Amount" shall have the meaning set forth in
Section 10.4.1 hereto.

                        "Basket Exclusions" shall have the meaning set forth in Section 10.4.1 hereto.

                        "Bellwood Losses" shall have the meaning set forth in
Section 10.5 hereto.

                        "Benefit Plan" shall have the meaning set forth in
Section 3.19(1) hereto.

                        "Bill of Sale" shall have the meaning set forth in
Section 7.2(4) hereto.

                        "Business" means the specialty coating business of Seller, as more fully described in that certain "Information Memorandum" dated January 2000, including the manufacture, sale and distribution of coated paper and film for use as surface protection products and coated and laminated products for the graphic laminations, gummed products and surface texturing markets at and from the Newton, Troy and Bellwood plants of Seller. Without limiting the foregoing, the Business includes the "Business" as this term is defined in each of the Contribution Agreements between IPC and Seller and PPI and Seller.

                        "BoA Loan Agreement" means IPC's Senior, credit agreement, as amended and restated, among IPC and the other signatories thereto providing for the availability of a credit facility to IPC and its Affiliates (including the Seller), and all security agreements, promissory notes, guarantees and other documents, certificates and instruments executed in connection therewith.

                        "Buyer 401(k) Plan" shall have the meaning set forth in Section 5.8(4) hereto.

                        "Buyer" means Chargeurs Acquisition Company.

                        "Buyer Flex Plan" shall have the meaning set forth in
Section 5.8(6) hereto.

                        "Buyer's Accountant" shall have the meaning set forth in Section 1.8(2) hereto.

                        "Buyer's Broker" shall have the meaning set forth in
Section 5.6 hereto.

                        "Cap" shall have the meaning set forth in Section
10.4.3 hereto.

                        "Champion" shall have the meaning set forth in
Section 10.6(c) hereto.

                        "Champion Agreement" shall mean as defined in
Section 10.6 (c).

                        "Claims Notice" shall have the meaning set forth in
Section 10.3.1 hereto.

                        "Closing" shall have the meaning set forth in
Section 1.1 hereto.

                        "Closing Balance Sheet" shall have the meaning set forth in Section 1.8(3) hereto.

                        "Closing Date" shall have the meaning set forth in
Section 2.1 hereto.

                        "Closing Net Assets" shall have the meaning set forth in Section 1.8(1) hereto.

                        "Code" shall have the meaning set forth in Section 3.19(3) hereto.

                        "Contemplated Transaction" shall have the meaning set forth in Section 3.1(1) hereto.

                        "Contracts" shall have the meaning set forth in
Section 3.13 hereto.

                        "Contribution Agreement" means (1) that certain Contribution Agreement dated December 15, 1999 between the Seller and IPC,
(2) that certain Contribution Agreement dated December 15, 1999 between PPI and the Seller, and (3) that certain Contribution Agreement dated December 15, 1999 between the Seller and IPC, relating to the Mexican Subsidiary.

                        "CERCLA" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended as of the date hereof.

                        "Deeds" shall have the meaning set forth in Section 7.2(3) hereto.

                        "Disputed Matters" shall have the meaning set forth in
Section 1.8(2) hereto.

                        "Distribution Agreement" means that certain
Distribution Agreement dated February 29, 2000 between Seller and IPC.

                        "DOJ" means the Antitrust Division of the United States Department of Justice.

                        "Draft Closing Balance Sheet" shall have the meaning set forth in Section 1.8(2) hereto.

                        "Earn-Out Payment" shall have the meaning set forth in
Section 1.9(a) hereto.

                        "Earn-Out Targets" shall have the meaning set forth in
Section 1.9(a)(iii) hereto.

                        "Easements" shall have the meaning set forth in
Section 3.15.3 hereto.

                        "EBITDA" shall have the meaning set forth in
Section 1.9(a)(i) hereto.

                        "Environmental Conditions" shall have the meaning set forth in Section 10.6(b)(2)(C) hereto.

                        "Environmental Laws" means any federal, state, local or foreign statute, law, ordinance, regulation, rule, code, treaty, writ or order and any enforceable judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree, judgment, stipulation, injunction, permit, authorization, policy, opinion, or agency requirement, in each case having the force and effect of law, relating to the pollution, protection, investigation or restoration of the environment, health and safety or natural resources, including, without limitation, those relating to the use, handling, presence, transportation, treatment, storage, disposal, release, threatened release or discharge of Hazardous Materials or noise, odor, wetlands, pollution, contamination or any injury or threat of injury to persons or property or to the siting, construction, operation, closure and post-closure care of waste disposal, handling and transfer facilities.

                        "Environmental Losses" shall have the meaning set forth in Section 10.6(b)(2)(A) hereto.

                        "Environmental Permits" means any permit, approval, identification number, license and other authorization required under any applicable Environmental Law for the current operations at any plant or facility of the Seller.

                        "ERISA" shall have the meaning set forth in
Section 3.19(1) hereto.

                        "Excluded Assets" shall have the meaning set forth in
Section 1.2 hereto.

                        "Excluded Liabilities" has the meaning set forth in
Section  1.4 hereof.

                        "Final EBITDA Ratio" shall have the meaning set forth in Section 1.9(c) hereto.

                        "Financial Statements" shall have the meaning set forth in Section 3.7 hereto.

                        "FIRPTA Affidavit" shall have the meaning set forth in Section 7.2(5) hereto.

                        "Fiscal 2000" shall have the meaning set forth in
Section 1.9(a)(i) hereto.

                        "Fiscal 2000 Target" shall have the meaning set forth in Section 1.9(a)(i) hereto.

                        "Fiscal 2001" shall have the meaning set forth in
Section 1.9(a)(ii) hereto.

                        "Fiscal 2001 Target" shall have the meaning set forth in Section 1.9(a)(ii) hereto.

                        "Fiscal 2002" shall have the meaning set forth in
Section 1.9(a)(iii) hereto.

                        "Fiscal 2002 Target" shall have the meaning set forth in Section 1.9(a)(iii) hereto.

                        "GAAP" means generally accepted accounting principles in effect in the United States.

                        "governmental or regulatory body" means any government or political subdivision thereof, whether federal, state, local or foreign, or any agency or instrumentality of any such government or political subdivision.

                        "Hazardous Materials" means (a) any petroleum, petroleum products, by-products or breakdown products, radioactive materials, asbestos-containing materials or polychlorinated biphenyls or
(b) any chemical, material or other substance defined or regulated as toxic or hazardous or as a pollutant or contaminant or waste under any applicable Environmental Law.

                        "HSR Act" shall have the meaning set forth in
Section 3.14 hereto.

                        "Indefinite Representations and Warranties" shall have the meaning set forth in Section 9 hereto.

                        "Indemnifying Party" shall have the meaning set forth in Section 10.3.1 hereto.

                        "Indemnitee" shall have the meaning set forth in
Section 10.3.1 hereto.

                        "Insurance Policy" shall have the meaning set forth in Section 5.14 hereto.

                        "Intangible Property" shall have the meaning set forth in Section 3.16 hereto.

                        "Intellectual Property" means any and all United States and foreign: (a) patents (including design patents, industrial designs and utility models) and patent applications (including docketed patent disclosures awaiting filing, reissues, divisions, continuous-in-part and extensions), patent disclosures awaiting filing determination, inventions and improvements thereto; (b) trademarks, service marks, trade names, trade dress, logos, business and product names, slogans, Internet domain names and registrations and applications for registration thereof; (c) inventions, processes, designs, formulae, trade secrets, knowhow, industrial models, confidential and technical information, manufacturing, engineering and technical drawings, product specifications and confidential business information ; (d) copyrights, copyrightable works; (e) computer software, including but not limited to, data, databases, and documentation;
(f) intellectual property rights similar to any of the foregoing; and (g) copies and tangible embodiments thereof (in whatever form or medium, including electronic media) and any registrations or applications for any of the foregoing.

                        "Intellectual Property Assets" shall have the meaning set forth in Section 1.1(h) hereto.

                        "Interim Financials" shall have the meaning set forth in Section 3.7(1) hereto.

                        "Inventories" shall have the meaning set forth in
Section 1.1(c) hereto.

                        "IPC" means IPC, Inc., the parent company of Seller.

                        "IRS" means the United States Internal Revenue Service.

                        "Ivex" means Ivex Packaging Corporation, the parent company of IPC.

                        "Ivex Flex Plan" shall have the meaning set forth in
Section 5.8(6) hereto.

                        "knowledge" means the knowledge possessed, or which should have been possessed by the officers and directors of the Seller, PPI and IPC after reasonable inquiry.

                        "Laws" means all United States federal, state and local, and foreign laws, statutes, regulations, ordinances, rules, judgments, orders, injunctions, awards, decrees and determinations of any governmental or regulatory body.

                        "Lease" shall have the meaning set forth in Section
10.1 hereto.

                        "Leased Property Title Commitment" shall have the meaning set forth in Section 3.15.2 hereto.

                        "Leased Real Property" shall have the meaning set forth in Section 3.15.2 hereto.

                         "Liens" means any mortgage, pledge, lien,  security
interest, charge, claim, equitable interest, encumbrance, restriction on transfer, conditional sale or other title retention device or arrangement (including, without limitation, a capital lease), transfer for the purpose of subjection to the payment of any indebtedness, or restriction on the creation of any of the foregoing, whether relating to any property or right or the income or profits therefrom; provided, however, that the term "Lien" shall not include (i) statutory liens for Taxes to the extent that the payment thereof is not in arrears or otherwise due and payable, (ii) encumbrances in the nature of zoning restrictions, easements, rights or restrictions of record on the uses of real property if the same do not impair the use of such property in the conduct of the Business as currently conducted, (iii) statutory or common law liens to secure landlords, lessors or renters under leases or rental agreements confined to the premises rented to the extent that no payment or performance under any such lease or rental agreement is in arrears or is otherwise due and payable, (iv) deposits or pledges made in connection with, or to secure payment of, worker's compensation, unemployment insurance, old age pension programs mandated under applicable laws or other social security regulations and (v) statutory or common law liens to secure claims for labor, materials or supplies and other like liens, which secure obligations to the extent that payment thereof is not in arrears or otherwise due and payable.

                        "material adverse effect" means, any effect that would reasonably be expected to be materially adverse to the Business or the Assets taken as a whole; provided, however, that any adverse change, circumstance or effect that is primarily caused by conditions affecting the United States economy as a whole or the general conditions in the industry in which such person operates shall not be taken into account in determining whether there has been or would be a "material adverse effect."

                        "Mexican Subsidiary" means Ivex de Mexico S.A. de C.V.

                        "Net Assets Adjustment" shall have the meaning set forth in Section 1.8(1) hereto.

                        "New Sublease" shall have the meaning set forth in
Section 7.7 hereto.

                        "Newton Real Property" shall have the meaning set forth in Section 10.6(b)(1)(A) hereto.

                        "Notice of Disagreement" shall have the meaning set forth in Section 1.8(2) hereto.

                        "Olympia Marble Lease" means the lease dated
September 1, 1990 between L&CP Realty Corporation, as landlord and Olympia Marble and Granite, Inc. as tenant covering 8,199 rentable square feet at the corner of Oak Streets, Newton, Massachusetts.

                        "Option" shall have the meaning set forth in Section 10.6(b) hereto.

                        "Owned Real Property" shall have the meaning set forth in Section 3.15.1 hereto.

                        "Permit" shall have the meaning set forth in
Section 3.10.

                        "Permitted" shall have a concomitant meaning.

                        "Permitted Exception" has the meaning set forth in
Schedule 7.2(1).

                        "Person" means any individual, corporation, partnership, limited liability company or partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, governmental or regulatory body or other entity.

                        "PPI" shall mean Product Packaging Inc., a wholly-owned subsidiary of IPC.

                        "Predecessors" shall have the meaning set forth in
Section 3.10 hereto.

                        "Purchase Price" shall have the meaning set forth in
Section 1.6 hereto.

                        "Real Property" shall have the meaning set forth in
Section 3.15.2 hereto.

                        "Release" means any release, spill, emission, discharge, leaking, pumping, injection, deposit, disposal, dispersal, leaching or migration into the indoor or outdoor environment (including, without limitation, ambient air, surface water, groundwater and surface or subsurface strata) or into or out of any property, including the movement of Hazardous Materials through or in the air, soil, surface water, groundwater or property.

                        "Remediation Standard" means a numerical standard that defines the concentrations of Hazardous Substances that may be permitted to remain in any environmental media after an investigation, remediation or containment of a release of Hazardous Materials.

                        "Required Consents" shall have the meaning set forth in Section 3.14 hereto.

                        "Retained Employee" shall have the meaning set forth in Section 5.8(1) hereto.

                        "Seller" means Ultra Pac, Inc.

                        "Statement" shall have the meaning set forth in
Section 1.9(d) hereto.

                        "Statement Arbitrator" shall have the meaning set forth in Section 1.9(d) hereto.

                        "Statement Disputed Matters" shall have the meaning set forth in Section 1.9(d) hereto.

                        "Statement Notice of Disagreement" shall have the meaning set forth in Section 1.9(d) hereto.

                        "Statute of Limitations Period" means the period commencing on the first day on which any claim or cause of action may arise or may have arisen and shall end on the date which is the last day on which such claim or cause of action may be properly asserted at law or equity.

                        "Sublease" shall have the meaning set forth in
Section 3.15.8 hereto.

                        "Surveys" shall have the meaning set forth in
Section 7.2(2) hereto.

                        "Taxes" shall mean any and all taxes, charges, fees, levies or other assessments, including, without limitation, income, gross receipts, excise, real or personal property, sales, withholding, social security, occupation, use, service, service use, value added, license, net worth, payroll, franchise, transfer and recording taxes, fees and charges, imposed by the IRS or any other taxing authority (whether domestic or foreign), and shall include any interest, penalties or additional amounts attributable to, or imposed upon, or with respect to, any such taxes, charges, fees, levies or other assessments.

                        "Tax Return" means any report, return, document, declaration or other information or filing required to be supplied to any taxing authority or jurisdiction (foreign or domestic) with respect to Taxes.

                        "Title IV Plan" shall have the meaning set forth in
Section 3.19(3) hereto.

                        "Title Commitment" shall have the meaning set forth in Section 3.15.2 hereto.

                        "Trade Secrets" shall have the meaning set forth in
Section 3.16 hereto.

                        "Transfer Taxes" shall have the meaning set forth in
Section 3.9(e) hereto.

                        "Transition Services Agreement" shall have the meaning set forth in Section 5.9 hereto.

                        "Troy Bonds" means the outstanding Convertible Floating Rate Demand Economic Revenue Bonds Series 1988 issued pursuant to an Indenture of Trust between the Central Trust Company, N.A. as Trustee (the "Troy Bond Trustee") and the City of Troy, Ohio.

                        "Troy Escrow Agreement" shall have the meaning set forth in Section 5.15 hereto.

                        "Unaudited Financials" shall have the meaning set forth in Section 3.7 hereto.

            12.2 Publicity. No publicity release or announcement concerning this Agreement or the transactions contemplated hereby shall be made without advance approval thereof by the Seller and the Buyer.

            12.3 Notices. Any notice or other communication required or permitted hereunder shall be in writing and shall be (i) delivered personally, (ii) sent by facsimile transmission (provided that a confirmation copy shall be sent the same day for delivery by a reputable overnight international courier service), (iii) sent by certified or registered mail, postage prepaid, or (iv) sent by reputable overnight or international courier service. Any such notice shall be deemed given when so delivered personally or sent by facsimile transmission (provided that a confirmation copy shall be sent the same way for delivery by a reputable overnight or international courier service) or, if mailed, five (5) days after the date of deposit in the United States mail, or if sent by overnight courier service, two (2) business days after delivery to such courier service, or if sent by international courier service, five (5) days after delivery to such courier service. Notice of change of address shall also be governed by this section. In the event of a general discontinuance of postal service due to strike, lockout or otherwise, notice or other communications shall be delivered in accordance with clauses (i), (ii) or
(iv) and shall be deemed to have been received in accordance with this section. Notices and other communications shall be addressed as follows:

                  (1)   if to the Buyer, to:

                        Chargeurs Protective Films
                        27 rue du Docteur E. Bataille
                        76250 Deville-les-Rouen
                        France
                        Telephone:  (33-2) 32 82 72 32
                        Telecopy:   (33-2) 35 75 47 24
                        Attention:  Chairman

                        with copies to:

                        Chargeurs
                        38 rue Marbeuf
                        75008 Paris   France
                        Attention:  Philippe Haroche,
                                    General Counsel
                        Telephone:  (33)-1-49-53-10-40
                        Telecopy:   (33)-1-49-53-10-44

                        and

                        Schnader Harrison Segal & Lewis LLP
                        Suite 3600
                        1600 Market Street
                        Philadelphia, Pennsylvania  19103-7286
                        Attention:  Yves Quintin, Esq.
                        Telephone:  (215) 751-2136
                        Telecopy:   (215) 972-7230

                  (2)   if to the Seller, to:

                        Ivex Packaging Corporation
                        100 Tri-State Drive, Suite 200
                        Lincolnshire, Illinois  60069
                        Telephone:  (847) 945-9100
                        Telecopy:   (847) 945-9184
                        Attention:  Chief Financial Officer

                        with copies to:

                        Ivex Packaging Corporation
                        100 Tri-State Drive, Suite 200
                        Lincolnshire, Illinois 60069
                        Telephone:  (847) 945-9100
                        Telecopy:   (847) 945-9184
                        Attention: General Counsel

                        Skadden, Arps, Slate, Meagher & Flom
                        333 Wacker Drive
                        Chicago, Illinois 60606
                        Telephone:  (312) 407-0700
                        Telecopy:   (312) 407-0411
                        Attention:  William Kunkel, Esq.

Any party may by notice given in accordance with this Section to the other parties designate another address or person for receipt of notices hereunder.

            12.4 Entire Agreement. This Agreement (including the Schedules and Exhibits) and the collateral agreements executed in connection with the consummation of the transactions contemplated hereby contain the entire agreement among the parties with respect to the purchase of the Assets and the Business and supersede all prior agreements, written or oral, with respect thereto.

            12.5 Waivers and Amendments; Non-Contractual Remedies; Preservation of Remedies. This Agreement may be amended, superseded, canceled, renewed or extended, and the terms hereof may be waived, only by a written instrument signed by the Buyer and the Seller, or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof. Nor shall any waiver on the part of any party of any such right, power or privilege, nor any single or partial exercise of any such right, power or privilege, preclude any further exercise thereof or the exercise of any other such right, power or privilege.

            12.6 Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of New York.

            12.7 Binding Effect; No Assignment. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. This Agreement is not assignable without the prior written consent of the other party, except that the Buyer may assign its rights hereunder to any direct or indirect wholly-owned subsidiary of the Buyer; provided, however, that such assignment by Buyer shall not release Buyer from any obligations that Buyer has hereunder.

            12.8 Variations in Pronouns. All pronouns and any variations thereof refer to the masculine, feminine or neuter, singular or plural, as the context may require.

            12.9 Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all of the parties hereto. A telecopy of a signature hereto shall constitute a legal, valid and binding counterpart.

            12.10 Exhibits and Schedules. The Exhibits and Schedules are a part of this Agreement as if fully set forth herein. All references herein to Sections, subsections, clauses, Exhibits and Schedules shall be deemed references to such parts of this Agreement, unless the context shall otherwise require.

            12.11 Headings. The headings and square-bracketed textual references, containing a brief description of the Section preceding them, in this Agreement are for reference only, and shall not affect the interpretation of this Agreement.

            12.12 Severability of Provisions. If any provision or any portion of any provision of this Agreement or the application of any such provision or any portion thereof to any person or circumstance, shall be held invalid or unenforceable, the remaining portion of such provision and the remaining provisions of this Agreement, or the application of such provision or portion of such provision as is held invalid or unenforceable to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby.

            12.13 Interpretation. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.


            IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.


                              ULTRA PAC, INC.


                              By: /s/ G. Douglas Patterson
                                  -----------------------------------------
                                  Title: Vice President
                                  Name:  G. Douglas Patterson

                              CHARGEURS ACQUISITION COMPANY


                              By: /s/ Laurent Derolez
                                  -----------------------------------------
                                  Title: President
                                  Name: Laurent Derolez